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Honeywell International Inc.

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March 12, 2007

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 23, 2007 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most shareowners will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

DIRECTIONS TO HONEYWELL’S HEADQUARTERS	Back Cover

YOUR VOTE IS IMPORTANT

If you are a shareowner of record or a participant in a Honeywell savings plan, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If you hold your shares through a bank or broker, you will be able to vote via the Internet or by telephone if your bank or broker offers these options. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 23, 2007 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of twelve directors;

•	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2007;

•	Approval of the 2007 Honeywell Global Employee Stock Plan;

•	Four shareowner proposals described on pages 62 through 68 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 23, 2007 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 12, 2007

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Monday, April 23, 2007.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Methods of Voting

•	All shareowners may vote by mail.

•	Shareowners of record, as well as participants in Honeywell stock funds within Honeywell savings plans, can vote via the Internet or by telephone.

•	Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

Revoking Your Proxy

Whether you vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•	voting by telephone or via the Internet at a later time (if initially able to vote in that manner); or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank or broker and you have instructed the bank or broker to vote your shares, you must follow the directions received from your bank or broker to change those instructions.

Vote Required; Abstentions and Broker Non-Votes

Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority vote.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 7 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes “AGAINST” these proposals. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposals 3 through 7 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. In addition, NYSE rules also require that the total votes cast on Proposal 3 represent over 50% of all outstanding shares (which includes shares subject to broker-non votes).

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Shares Outstanding

At the close of business on February 23, 2007, there were approximately 794,532,043 shares of Honeywell common stock (“Common Stock”) outstanding. Each share outstanding as of the February 23, 2007 record date is entitled to one vote.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of this proxy statement and our Annual Report unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the proxy statement or Annual Report, they may contact ADP-ICS, either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting and shareowners will be asked to provide proof of ownership, if not previously submitted, and identification at that time.

BOARD MEETINGS—COMMITTEES OF THE BOARD

The Board of Directors held eight meetings during 2006. The average attendance at meetings of the Board and Board Committees during 2006 was 94%. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors (see “Director Independence”

on page 6). Membership and principal responsibilities of the Board Committees are described below. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

Audit Committee

The members of the Audit Committee are:

•	D. Scott Davis (Chair)

•	Linnet F. Deily

•	James J. Howard

•	Russell E. Palmer

•	Eric K. Shinseki

•	John R. Stafford

•	Michael W. Wright

The Audit Committee met nine times in 2006. The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Vice President—Corporate Audit. The Board has determined that Mr. Davis and Mr. Palmer satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Davis as the “audit committee financial expert”, as such term is defined by the SEC. See page 18 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The members of the Corporate Governance and Responsibility Committee are:

•	Russell E. Palmer (Chair)

•	Gordon M. Bethune

•	Jaime Chico Pardo

•	Ivan G. Seidenberg

•	Eric K. Shinseki

The Corporate Governance and Responsibility Committee met four times in 2006. The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; review and make recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on page 7 and “Director Compensation” on page 13.

Management Development and Compensation Committee

The members of the Management Development and Compensation Committee are:

•	John R. Stafford (Chair)

•	Gordon M. Bethune

•	Clive R. Hollick

•	Ivan G. Seidenberg

•	Bradley T. Sheares

The Management Development and Compensation Committee met six times in 2006. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and set the annual salary and other remuneration of all other officers; review the management development program, including executive succession plans; review with management, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. See page 33 for the Report of the Management Development and Compensation Committee. For additional information regarding this Committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” that begins on page 21 of this proxy statement.

Retirement Plans Committee

The members of the Retirement Plans Committee are:

•	Michael W. Wright (Chair)

•	Jaime Chico Pardo

•	D. Scott Davis

•	Linnet F. Deily

•	Clive R. Hollick

•	James J. Howard

•	Bradley T. Sheares

The Retirement Plans Committee met three times in 2006. The primary responsibilities of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review and set investment policy for fund assets; and oversee and appoint members of the committees that direct the investment of pension fund assets.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee directors and nominees—Messrs. Bethune, Chico Pardo, Davis, Hollick, Howard, Palmer, Seidenberg, Sheares, Shinseki, Stafford and Wright and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each Board Committee consists entirely of independent, non-employee directors.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from Honeywell other than under the director compensation program described on pages 13–16 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by Honeywell’s independent accountants.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•

No non-employee director (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our current directors presently serve, or at any time during the last completed fiscal year served, as officers (Merck, TELMEX, UPS and Verizon Communications). In each case, (i) the relevant products and services were provided on the same terms and conditions as similar products and services provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than one quarter of one percent of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•

The Board also considered other relationships that are not within the NYSE per se independence bars and determined that those relationships were not material. These relationships consisted of: (i) a $40 million commitment to KKR’s 2006 (private equity) Fund by Honeywell’s pension fund (Mr. Hollick is a Partner in KKR, but he neither solicited nor had any role in connection with the commitment); (ii) Mr. Bethune’s position as an advisor to Delta Air Lines’ unsecured creditors committee in connection with the evaluation of competing proposals for control of the carrier (Honeywell is a creditor of Delta Air Lines); and (iii) the service of Mr. Stafford as a member of the Board of Directors of Verizon Communications Inc., a company for which Mr. Seidenberg serves as Chairman and Chief Executive Officer.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement.

The Board holds executive sessions of its non-employee directors on at least a quarterly basis. Members serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this system best serves to encourage full engagement of all directors in the process, while avoiding unnecessary hierarchy. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company’s Senior VP—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills and characteristics, and their age and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company’s Corporate Governance Guidelines; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self- evaluation), the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set out under “Director Nominations” on page 69 of this proxy statement.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

Proposal No. 1—ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated twelve candidates for election as directors for a term ending at the 2008 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

Directors may serve until the Annual Meeting of Shareowners immediately following their 72nd birthday. In accordance with this policy, Mr. Palmer will retire at the 2007 Annual Meeting, at which time the authorized number of directors will be reduced to twelve.

Certain information regarding each nominee is set forth below.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Chairman of the Board of Aloha Airgroup, Inc.
Mr. Bethune joined Aloha Airgroup, Inc. as Chairman of the Board in August 2006. Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Mr. Bethune is also a director of Prudential Financial Inc., Sprint Nextel Corporation and Willis Group Holdings Ltd. He was a director of Honeywell Inc. from April 1999 to December 1999.

Director since 1999	Age 65

JAIME CHICO PARDO, Chairman of the Board of Telefonos de Mexico,
S.A. de C.V. (TELMEX)
Mr. Chico Pardo has been Chairman of the Board of TELMEX, a telecommunications company based in Mexico City, since October 2006. He joined TELMEX as its Chief Executive Officer in 1995, a position which he held until October 2006. In November 2006, Mr. Chico Pardo became Chairman of the Board of IDEAL, a company engaged in the development and operation of infrastructure assets in Latin America. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo is also a director of IDEAL, Carso Global Telecom, America Movil, America Telecom and Grupo Carso, all of which are affiliates of TELMEX. He was a director of Honeywell Inc. from September 1998 to December 1999.

Director since 1999	Age 57

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.
Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999.

Director since 2002	Age 54

D. SCOTT DAVIS, Vice Chairman and Chief Financial Officer of United Parcel Service, Inc. (UPS)
Mr. Davis joined United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services in 1991, and has served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Prior to assuming his current position, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments.

Director since 2005	Age 55

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador
Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Alcatel-Lucent and Chevron Corporation.

Director since 2006	Age 61

CLIVE R. HOLLICK, Partner, Kohlberg Kravis Roberts & Co.
In April of 2005, Lord Hollick joined Kohlberg, Kravis Roberts & Co., a private equity firm, as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media, a London-based, international information, broadcasting and publishing group. From 1974 to 1996, he held various leadership positions with United Business Media and its predecessor companies. Lord Hollick is also a director of Diageo plc.

Director since 2003	Age 61

JAMES J. HOWARD, Chairman Emeritus of Xcel Energy Inc. (formerly known as Northern States Power Company)
Mr. Howard was Chairman of the Board of Xcel Energy Inc., an energy company, from August 2000 until August 2001. He was Chairman and Chief Executive Officer of Northern States Power since 1988, and President since 1994. Prior to 1987, Mr. Howard was President and Chief Operating Officer of Ameritech Corporation. Mr. Howard is also a director of Walgreen Company. He was a director of Honeywell Inc. from July 1990 to December 1999.

Director since 1999	Age 71

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer of Verizon Communications Inc.
Mr. Seidenberg became Chairman of the Board of Verizon on January 1, 2004. He has served as the sole Chief Executive Officer since April 1, 2002, after serving as co-CEO when Verizon was formed in 2000. Verizon is one of the world’s leading providers of communications services. He is also a director of Wyeth.

Director since 1995	Age 60

BRADLEY T. SHEARES, Chief Executive Officer of Reliant Pharmaceuticals, Inc.
Dr. Sheares joined Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that markets a portfolio of branded cardiovascular pharmaceutical products, as Chief Executive Officer in January 2007. Prior to assuming his current position, Dr. Sheares served as President of U.S. Human Health, Merck & Co. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation.

Director since 2004	Age 50

ERIC K. SHINSEKI, General United States Army (Ret.)
General Shinseki served in the United States Army for 38 years, most recently as Chief of Staff from June 1999 until June 2003. Prior to that he held a number of key command positions, including Commander of U.S. Army, Europe and Commander of the NATO-led Peace Stabilization Force in Bosnia-Herzegovina. General Shinseki is the highest-ranking Asian-American in U.S. military history, a West Point graduate, and the recipient of numerous U.S. and foreign military decorations. He is also a director of Ducommun Incorporated and Guardian Life Insurance Company of America.

Director since 2003	Age 64

JOHN R. STAFFORD, Retired Chairman of the Board of Wyeth
Mr. Stafford served as Chairman of the Board of Wyeth, a manufacturer of pharmaceutical, health care and animal health products, from 1986 until his retirement at the end of 2002. He also served as Chief Executive Officer from 1986 to 2001. Mr. Stafford joined Wyeth in 1970 and held a variety of positions before becoming President in 1981. He is a director of Verizon Communications Inc.

Director since 1993	Age 69

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.
Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Company and Wells Fargo & Company. He was a director of Honeywell Inc. from April 1987 to December 1999.

Director since 1999	Age 68

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance, and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents, the premiums for which are then paid by the Company. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use company aircraft in connection with traveling to and from Board and Committee meetings.

At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments. A director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 5.3% for 2006 and 5.8% for 2007) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our savings plan. The unit price of the Honeywell common stock fund is increased to take dividends into account. Upon a change of control, as defined in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”), a director may elect a lump-sum payment of amounts deferred before 2006.

Each new director receives a one-time grant of 3,000 shares of Common Stock which are subject to transfer restrictions until the director’s service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director’s service terminates (other than for death or disability) prior to the end of the restricted period. Each director also receives an annual grant of options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Options have generally vested over a three-year period. Starting in 2007, the vesting period will be extended to four years, with the vesting to occur in equal annual installments. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death, disability or change in control. Both the restricted shares and options granted to directors are subject to the terms and conditions of the Non-Employee Director Plan or any such predecessor plan.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune, Chico Pardo, Howard and Wright) participate in the Honeywell Inc. Non- Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $250,000 of Common Stock (including restricted shares) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay the Company withholding taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All directors other than Linnet F. Deily (first elected to the Board on April 24, 2006) have obtained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2006

Director Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (3) (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6) ($)	Total ($)
Gordon Bethune	$172,000	—	$49,408	$23,093	—	$244,501
Jaime Chico Pardo	$168,500	—	$49,408	—	—	$217,908
D. Scott Davis	$186,500	—	$15,296	$1,057	—	$202,853
Linnet Deily(7)	$123,666	$131,580	$15,296	—	$7,505	$278,047
Clive Hollick	$166,000	—	$49,211	$1,168	—	$216,379
James Howard	$176,500	—	$49,408	—	$1,767	$227,675
Bruce Karatz	$176,000	$(182,250)	$4,481	$2,683	$1,234	$2,148
Russell Palmer	$185,000	—	$49,408	$7,027	$38,086	$279,521
Ivan Seidenberg	$172,000	—	$49,408	$10,621	$10,004	$242,033
Bradley Sheares	$168,500	—	$32,336	$2,534	$25,466	$228,836
Eric Shinseki	$180,000	—	$49,211	—	$20,691	$249,902
John Stafford	$187,500	—	$49,408	$39,026	$27,387	$303,321
Michael Wright	$189,000	—	$49,408	—	$28,386	$266,794

(1)	All fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell Common Stock Fund).

(2)

Ms. Deily received 3,000 restricted shares granted to her upon election to the Board on April 24, 2006. The full value of the restricted shares is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of Common Stock ($43.86). The full value of the grant was expensed by the Company in 2006. The credit amount reflected in this column for Mr. Karatz of $182,250 represents a reversal of the amount expensed by the Company for Mr. Karatz’s 3,000 restricted shares, which were forfeited upon his resignation, effective November 12, 2006.

(3)	The number of outstanding stock awards and option awards held by each director at December 31, 2006 are set forth in the chart below:

Director Name	Outstanding Stock Awards at 12/31/06	Outstanding Option Awards at 12/31/06
Mr. Bethune	3,000	23,000
Mr. Chico Pardo	3,000	23,000
Mr. Davis	3,000	5,000
Ms. Deily	3,000	5,000
Mr. Hollick	3,000	15,000
Mr. Howard	3,000	23,000
Mr. Karatz	—	13,500
Mr. Palmer	6,000	29,000
Mr. Seidenberg	3,000	29,000
Dr. Sheares	3,000	10,000
Mr. Shinseki	3,000	15,000
Mr. Stafford	6,000	29,000
Mr. Wright	3,000	23,000

(4)

For all current directors, the amounts set forth in this column represent $15,296 of compensation expense recognized by the Company in 2006 with respect to the annual option grants to acquire 5,000 shares issued to each director in April 2006, and any additional amounts represent compensation expense recognized in 2006 with respect to prior year option grants. The full grant date fair value of the 2006 option grant ($52,050) is determined by multiplying the number of options granted (5,000) by Honeywell’s $10.41 Black Scholes value per share. The amount reflected in this column for Mr. Karatz represents the amount expensed by the Company for the options that vested in 2006 prior to his resignation. Mr. Karatz forfeited 9,500 unvested options upon his resignation. A discussion of the assumptions used in these valuations with respect to awards made in fiscal year 2006 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2006. A discussion of the assumptions used in these valuations with respect to awards made in fiscal years prior to fiscal year 2006 may be found in the corresponding sections of the Company’s financial statement footnotes for the fiscal year in which the award was made.

(5)

Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2006, this rate was 5.3% and for 2007, the rate will be 5.8%. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed from the Deferred Compensation Plan for Non-Employee Directors.

(6)	All Other Compensation for 2006 consists of the amounts set forth in the following table, to the extent the value of all such benefits paid on behalf of a director exceeds $1,000.

Director Name	Premiums paid for Health, Term Life and Accident Insurance (A)	Tax Reimbursement for Spousal Aircraft Usage (B)	Charitable Matching Contributions (C)
Ms. Deily	$7,505	—	—
Mr. Howard	$4	$1,763	—
Mr. Karatz	$1,234	—	—
Mr. Palmer	$12,441	$645	$25,000
Mr. Seidenberg	$4	—	$10,000
Dr. Sheares	$466	—	$25,000
Mr. Shinseki	$2,529	$662	$17,500
Mr. Stafford	$2,387	—	$25,000
Mr. Wright	$2,269	$1,117	$25,000

(A)

Each director may elect noncontributory medical and dental coverage for themselves and their eligible dependents and group term life insurance coverage for themselves that is identical to similar coverage offered to the Company’s active salaried employees. The Company also pays the annual premium to cover each director under the Company’s business travel accident insurance policy.

(B)

Under the terms of the Company’s aircraft usage policy, if the presence of the director’s spouse at a Board function is requested by the Company and the spouse travels with the director to such function on corporate aircraft, the Company imputes income to the director for spousal travel for income tax purposes and reimburses the director for the estimated taxes related to the imputed income.

(C)

The Company matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year.

(7)	Ms. Deily was elected to the Board of Directors at the Annual Meeting of Shareowners held on April 24, 2006.

Proposal No. 2—APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP (PwC) as independent accountants for Honeywell to audit its consolidated financial statements for 2007 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2006 and 2005 as set forth below:

(in millions of $)	2006	2005
Audit Fees	25.6	25.8

Annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 work, statutory audits of foreign subsidiaries, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related fees	1.9	3.3	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	6.1	2.1

Tax compliance services were $3.4 in 2006 and $1.8 in 2005, relating primarily to income and international tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $2.7 in 2006 and $0.3 in 2005, relating primarily to acquisitions, reorganizations and dispositions.

All Other Fees	0.1	0.1	The fee primarily represents licensing fees for electronic workpaper software used by our Corporate Audit Department and accounting research software.

Total Fees	33.7	31.3

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. At its first meeting in each fiscal year, the Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Davis is the “audit committee financial expert” as defined by applicable SEC rules and that Mr. Davis and Mr. Palmer satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2006 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the preceding section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

D. Scott Davis (Chair)
James J. Howard
Russell E. Palmer
Eric K. Shinseki
John R. Stafford
Michael W. Wright

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2006.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Bank and Trust Company	84,636,943	(1)	10.6	(2)
225 Franklin Street, Boston, MA 02110
FMR Corp.	66,806,730	(3)	8.3
82 Devonshire Street, Boston, MA 02109

(1)	State Street has sole voting power in respect of 26,122,082 shares; shared voting power in respect of 58,514,861 shares; and shared dispositive power in respect of all 84,636,943 shares listed above.

(2)

State Street holds 7.3% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	FMR Corp. has sole voting power in respect of 3,111,753 shares; and sole dispositive power in respect of all 66,806,730 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 23, 2007 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the sole power to vote or transfer, except as otherwise noted, and stock options that are exercisable currently or within 60 days. Directors and executive officers also have interests in stock-based units under Company plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

Name(1)	Total Number of Shares(2)		Components of Beneficial Ownership (Number of Shares)
			Common Stock Beneficially Owned(3)	Right to Acquire(4)	Other Stock-Based Holdings(5)
Gordon M. Bethune	33,026		3,000	18,500	11,526
Jaime Chico Pardo	42,155		8,354	18,500	15,310
David M. Cote	4,412,027		64,378	4,004,700	342,949
D. Scott Davis	12,649		7,000	2,000	3,649
Linnet F. Deily	7,279		3,000	2,000	2,279
Clive R. Hollick	21,475		3,000	10,500	7,975
James J. Howard	88,078		9,295	18,500	60,283
Russell E. Palmer	45,118		7,613	22,500	15,005
Ivan G. Seidenberg	50,283		5,077	22,500	22,706
Bradley T. Sheares	13,748		3,000	5,500	5,248
Eric K. Shinseki	25,207		3,170	10,500	11,537
John R. Stafford	69,251		24,980	22,500	21,771
Michael W. Wright	96,424		5,250	18,500	72,674
David J. Anderson	559,060		486	532,200	26,374
Roger Fradin	658,154		3,316	580,750	74,088
Robert J. Gillette	573,002		13,042	557,200	2,760
Larry E. Kittelberger	875,058		45,544	825,000	4,514
All directors, nominees and executive officers as a group, including the above-named persons (21 people)	10,240,172	(6)	267,513	9,129,650	843,009

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than .56%, and the total for the group is approximately 1.29%, of the shares of Common Stock outstanding.

(3)

Includes the following number of shares subject to shared dispositive power: Mr. Stafford, 8,000 shares and Mr. Kittelberger, 43,625 shares; and all directors and executive officers as a group, 55,527 shares.

(4)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of restricted units and stock options within 60 days of the record date.

(5)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(6)

Includes 34,282 shares pledged by two executive officers who are not named executive officers (i.e., Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

Honeywell is a diversified technology and manufacturing leader, with worldwide business operations organized into four strategic business groups, or “SBGs”: Aerospace; Automation and Control Solutions, or “ACS”; Specialty Materials; and Transportation Systems. Since 2002, we have used the five Honeywell Initiatives—Growth, Productivity, Cash, People and the Enablers (presently Honeywell Operating System, Functional Transformation and Velocity Product Development)—to provide a common strategic direction and unified operating priorities to our SBGs.

Honeywell’s executive compensation program is designed to promote a “One Honeywell” performance culture based on the Honeywell Initiatives. The program includes base salary, annual and long- term cash incentive programs and long-term equity incentive programs designed to:

•

Attract and retain highly qualified executives with the leadership skills and experience necessary to drive results and change across global organizations, meet diverse strategic and operational challenges, and build long-term shareowner value;

•	Motivate executives to achieve specific Company, SBG, and functional goals, both financial and non-financial;

•

Reward and differentiate among executives based on the achievement of these goals, as well as for achievement of individual performance objectives relating to the Honeywell Initiatives and the executive’s effectiveness in driving process and functional excellence and in demonstrating strong commitment to integrity, compliance and learning in the workplace; and

•	Align the interests of executives with those of shareowners by providing the appropriate balance of near-term and long-term objectives and fixed vs. variable (“at-risk”) compensation.

We describe Honeywell’s executive compensation program below and provide an analysis of the compensation earned in 2006 by our “named executive officers”—the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the three other most highly-compensated executive officers. In 2006, they were Messrs. Cote, Anderson, Fradin, Gillette and Kittelberger. This discussion should be read in conjunction with the detailed tabular and narrative information regarding executive compensation in this proxy statement.

Administration of Executive Compensation Program

The Company’s executive compensation program is administered by the Management Development and Compensation Committee of our Board of Directors. (In this Executive Compensation section, the term “Committee” means the Management Development and Compensation Committee.) As reflected in its charter, the Committee approves executive compensation-related corporate and individual goals and objectives, determines the compensation of the 15 officers other than the CEO, evaluates the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determines the CEO’s compensation. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2006.

Over the course of each year, the Committee reviews the relationship between Honeywell’s executive compensation program and the achievement of business objectives and the creation of shareowner value, as well as the external competitiveness of the program.

In 2006, the Committee retained Mercer Human Resource Consulting, a compensation consulting firm, to provide objective analysis, advice and information to the Committee, including competitive market data and recommendations related to CEO compensation. Mercer reports to the Committee Chair and has direct access to Committee members. Mercer attends Committee meetings on request and also meets with the Committee in person or by telephone in executive session without management present. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Mercer personnel involved in matters within the purview of any Board Committee do not participate in any other services provided by Mercer to the Company. The Committee believes that the other services provided by Mercer to the Company do not impair Mercer’s ability to provide an objective perspective to the Committee’s deliberations regarding CEO compensation.

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, the CEO recommends base salary increases and cash and equity incentive award levels for the Company’s other executive officers. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths, and development needs and actions, and reviews succession plans for each of the executive officers.

After taking into account input from senior management and Mercer, the Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each executive officer with respect to each element in the compensation program (subject, in the case of the CEO, to review and final determination together with the other independent directors). In setting these levels, the Committee considers all elements of the program taken as a whole. Consistent with this objective, the Committee reviews each executive officer’s three-year compensation history with respect to all elements of annual direct compensation (base salary, annual incentive bonus, annualized value of Growth Plan awards and stock options), as well as projected payouts under the Company’s retirement plans, prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and restricted unit awards for retention and/or succession planning purposes) and various scenarios involving a change in control of the Company and termination of the executive officer’s employment, whether by the Company or the executive officer upon resignation or retirement.

Design Principles of Executive Compensation Program

“At Risk” Compensation

The Committee believes that “at risk” compensation should comprise a substantial portion of annual direct compensation, as this element is designed to motivate executive officers to drive performance and shareowner value. Between 80% and 90% of each executive officer’s annual direct compensation is variable and directly dependent upon the achievement of pre-established financial goals, individual performance objectives and stock price appreciation.

Key Ratios: Short-Term/Long-Term; Cash/Equity

Honeywell’s executive compensation program is designed to drive top-line and bottom-line growth that is sustainable and aligned with the strategic plans of the Company and each SBG. Accordingly, the program has both short-term and long-term elements. Long-term incentive compensation (i.e., annualized Growth Plan targets and stock options) comprises approximately 65%–75% of the total annual direct compensation of executive officers, of which approximately two-thirds is equity-based and one-third is cash-based.

The equity components of the executive compensation program, coupled with the stock ownership guidelines discussed below, ensure that a significant portion of the executive officers’ wealth accumulation is not only at risk, but also tied to long-term stock price appreciation. Annual stock option grants effectively tie a significant portion of an executive officer’s annual direct compensation (generally 40%–45%) to the performance of the Company’s stock over the vesting period. They also create an incentive for the executive officers to stay with the Company through the vesting period. The Company also periodically grants service-based restricted units to executive officers for retention and/or succession planning purposes. The Company also maintains tax qualified and non-tax qualified defined contribution retirement plans intended to promote the long-term focus of its executive compensation program and align the interests of executive officers with those of shareowners by providing executive officers with an opportunity to invest in common stock equivalents. The Company match in the 401(k) plan also is in the form of common stock equivalents.

The Committee recognizes that stock price may be affected by factors other than corporate performance, such as general economic and political conditions and differing investor perspectives about market conditions, the economy and specific industries and companies. The cash-based elements (i.e., annual incentive bonus and Growth Plan units) of the incentive compensation program are designed to strike an appropriate balance between short-term and long-term compensation elements by recognizing achievement of specific annual and multi-year financial objectives that are independent of fluctuations in the stock price.

Correlation Between Objectives and Performance

The Committee believes that the focus provided by the Honeywell Initiatives, the “One Honeywell” performance culture, the emphasis on a balanced mix of differentiated, variable, at risk executive compensation tied both to short- and long-term performance, together with the strong leadership of CEO Dave Cote and his management team, have led to consistent, year-over-year financial and operational improvements. From 2003 through 2006, the Company achieved compounded annual growth of 11%, 18%, 19% and 17% in sales, segment profit, earnings per share and free cash flow, respectively, and implemented a disciplined capital allocation strategy that has returned $6.5 billion to shareowners through share repurchases and dividends.

2006 accomplishments include:

•	strong operational performance

–	sales up 13% to a record $31.4 billion, including 7% organic sales growth

–	31% increase in earnings per share

–	41% increase in free cash flow to $2.5 billion, representing a conversion of 119% of net income

–	approximately $700 million of segment profit growth, with 80 basis points of margin expansion

•	significant portfolio actions that better position the Company for future growth

–	acquisition and integration of First Technology (gas detection) and Gardiner Groupe (security distribution) businesses into ACS

–	integration of UOP, a leading worldwide technology supplier to the refining and petrochemical industries, into Specialty Materials

–	completion of the divestiture of the non-core Novar and First Technology businesses

•	strong share price performance and shareowner returns

–	21.4% increase in share price vs. a 13.6% increase in the S&P 500 index and a 16.3% increase in the Dow Jones Industrial Average.

–	10% increase in the ordinary dividend and a return of over $2.6 billion to shareowners through dividends and share repurchases.

Elements of Executive Compensation Program

The primary elements of Honeywell’s executive compensation program are: base salary, a cash-based annual incentive opportunity, long-term incentives (including both cash-based (Growth Plan) and equity-based awards (primarily stock options and restricted units)), retirement and deferred compensation plans, and other benefits.

Benchmarking; Peer Group

Each element of the executive compensation program is addressed in the context of competitive conditions. The Committee reviews external benchmark information from multiple executive compensation surveys and consultants, including Mercer. The peer group used for these purposes consists of companies with one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity and/or competes with Honeywell for management talent. For executive officers, this peer group presently consists of (in alphabetical order): Alcoa, Boeing, Dow Chemical, DuPont, Emerson Electric, General Dynamics, General Electric, General Motors, Johnson Controls, Lockheed Martin, Northrop Grumman, Raytheon, Textron and United Technologies. The Committee periodically reviews the appropriateness of the peer group and the purposes for which it is used. In this regard, the Committee may look at subsets of or additions to this group as appropriate.

The Committee generally targets total direct compensation of the named executive officers at approximately the 75th percentile as compared to the total direct compensation for the companies in the peer group. The Committee believes that this benchmarking level is appropriate because such a significant portion of the annual direct compensation of the named executive officers is variable and “at risk” and because of the Company’s need to attract and retain highly qualified leaders. Actual awards or payouts, whether above, below or within this range, are determined by the Committee based on performance against pre-established goals and objectives.

Base Salary

The Committee annually establishes the base salaries of the named executive officers, taking into account individual performance, changes in scope of responsibility, experience and competitive salaries paid by peer companies for comparable positions. In line with the Company’s focus on at risk compensation, base salary generally comprises only approximately 10%–18% of the annual direct compensation of executive officers. In 2006, annual base salary increases ranged from 3.2% to 3.4% for the named executive officers other than Mr. Cote and Mr. Gillette. In 2006, Mr. Cote received a 10% increase in base salary, the only increase in his base salary since joining the Company in February 2002. In making this determination, the Committee took into account competitive data and recognized Mr. Cote’s critical leadership role in driving consistent, strong financial and operational performance during his tenure. Also in 2006, Mr. Gillette received a 9.1% increase in base salary to reward performance and for internal equity alignment purposes.

Annual Incentive Bonus

Each executive officer, including the named executive officers, is eligible to receive an annual cash incentive award under the Company’s Incentive Compensation Plan for Executive Employees, or “ICP,” in an amount up to a target percentage of the executive officer’s base salary. Each of the named executive officers (other than the CEO) has a bonus target equal to 100% of base salary. Effective October 1, 2006, Mr. Kittelberger’s bonus target was increased from 75% to 100% of base salary to reflect new responsibilities in the areas of operations and sourcing (which increase resulted in a blended rate target of approximately 81% of base salary for purposes of his 2006 annual incentive bonus). Per his employment agreement, Mr. Cote has an annual target bonus opportunity equal to 125% of his base salary. Annual incentive bonuses are paid from a pool that is funded based upon Honeywell’s achievement of pre-established annual corporate financial objectives. Actual awards depend on performance against these objectives, as well as pre-established SBG financial objectives and other specific management objectives, such as quality, delivery and other customer satisfaction metrics, productivity and working capital metrics, metrics relating to the executive officer’s performance in driving innovation through Velocity Product Development, and the executive officer’s effectiveness in driving process and functional excellence and in demonstrating strong commitment to integrity, compliance and learning in the workplace. The types and relative importance of non-financial objectives varies depending on the specific responsibility of the executive officer. An executive officer’s annual incentive bonus generally comprises 15%–20% of his or her total annual direct compensation.

At the beginning of each year, the Committee determines annual incentive bonuses for performance during the prior year, and sets the overall corporate and SBG financial objectives, and the individual management objectives for each of the executive officers. The Committee also has the discretion to increase or decrease the overall corporate ICP pool as calculated above based on such factors as the Committee may determine appropriate in light of the objectives of the executive compensation program.

Annual incentive bonuses for 2006 were based on the achievement of financial objectives relating to earnings per share (EPS), free cash flow (cash flow from operations minus capital expenditures) and working capital turns, weighted 50%, 25% and 25%, respectively. Working capital turns is defined as sales divided by working capital (in each case, excluding the impact of current year acquisitions) and is calculated based on a 13-month rolling average. Working capital is defined as trade accounts receivable plus inventory less accounts payable and customer advances. For each SBG, bonus calculations are based on performance against corporate and corresponding SBG financial objectives (substituting the SBG’s net income for EPS), weighted equally.

The Committee believes that EPS is the most effective measure of delivery of shareowner value at the corporate level. Increasing EPS is reflective of strong growth which is driven by innovation, customer satisfaction and smart acquisitions, leverage of operational capacity around the world, and effective management of costs and capital structure. Free cash flow is used by management and the Board to evaluate the Company’s ability to generate cash from business operations that can be used to invest in future growth through reinvestment in the Company’s businesses and through acquisitions, to repay debt obligations and to return capital to shareowners through dividends and stock repurchases. ICP objectives relating to working capital turns were established by the Committee for the Company and the SBGs for the first time in 2006 to drive more efficient use of capital. The key drivers of working capital—cycle time, inventory and accounts receivable and payable—are influenced by how efficiently and effectively the Company’s businesses operate. The Committee believes that inclusion of working capital turns as an ICP objective serves to drive accountability and discipline across a series of key business processes.

For EPS and free cash flow, funding levels under the ICP range from 0% if the Company fails to achieve at least 75% of the targeted corporate financial objective, to 100% if the Company achieves 100% of target, to 200% if the company achieves over 133% of target. With respect to working capital turns, funding levels range from 0% if the Company misses the targeted objective by more than 0.2 turns, to 100% if the Company achieves 100% of target, to 200% if the Company surpasses target by at least 0.2 turns. For EPS and free cash flow, performance between threshold and target performance levels and between target and maximum performance levels is interpolated. In the case of working capital turns, actual turns achieved between threshold and target levels and between target and maximum performance levels are not interpolated but have discrete payout levels associated with them, as set forth below:

Results vs. Target	Pool Funding

+0.2 percentage points	200% of target
+0.1 percentage points	150% of target
At Target	100% of target
-0.1 percentage points	75% of target
-0.2 percentage points	50% of target

Each SBG’s bonus pool is similarly funded based on the achievement of the targeted SBG financial objectives. Unusual, infrequently occurring and/or extraordinary items, which we refer to below as “extraordinary items,” are excluded in determining achievement of the established financial objectives.

To ensure that relative, and not just absolute, performance has a direct impact on executive compensation levels (as it does on shareowner value), the EPS component of the annual incentive bonus pool is also subject to upward or downward adjustment up to a maximum of 25% in either direction, based on Honeywell’s relative EPS growth performance versus a 34-company peer group reflecting the Conglomerates, Aerospace & Defense, Industrial Machinery, Specialty Chemicals,

Diversified Chemical and Auto Parts & Equipment subgroups of the S&P 500 Index. For each percentile that Honeywell’s EPS growth exceeds or is below the median EPS growth of its peers, the EPS component of the Company’s annual incentive bonus pool is increased or decreased, as appropriate, by approximately one percent. We refer to this adjustment as the “peer EPS growth adjustment.”

For 2006, Honeywell exceeded two of its three targeted corporate financial objectives, achieving EPS of $2.52 vs. a target of $2.45 and free cash flow of $2.5 billion vs. a target of $2.1 billion. Working capital turns were 0.1 turns below target (5.5 vs. a target of 5.6). The EPS component of the pool was increased by 18% as a result of the peer EPS growth adjustment. There were no material adjustments for extraordinary items.

Based on these results and the formulas and weightings described above, the overall Company bonus pool was calculated to fund at 122% of target, which funding was reduced by the Committee, upon the recommendation of the CEO, to 118% of target. Based on the performance of the SBGs, the calculated and actual funding of the SBG bonus pools is as follows:

SBG	Calculated Funding	Actual Funding
ACS	124%	125%
Aerospace	78%	90%
Specialty Materials	156%	125%
Transportation Systems	110%	110%

At the CEO’s recommendation, the Committee increased Aerospace’s, and decreased Specialty Materials’, funding percentages in light of year-over-year improvement in SBG performance compared to relevant industry and economic conditions; in other words, in light of whether the targets were easier or harder to achieve than had been anticipated at the time that they were originally set. The Committee believes that this type of discretionary adjustment, up or down, is an important means of ensuring that ultimate award levels are consistent with the purpose and design of this element of the overall executive compensation program.

Mr. Anderson’s 2006 bonus was $925,000 and reflects Honeywell’s financial performance versus the plan as set forth above and superior performance with respect to his individual objectives related to free cash flow, acquisitions and divestitures, transformation of the finance function, and real estate consolidation. Mr. Fradin’s bonus for 2006 was $875,000 and reflects ACS financial performance and superior performance with respect to Mr. Fradin’s individual objectives related to ACS’ key growth programs, upgrading of sales and marketing programs, acquisition integration (in particular Zellweger, Gardiner, First Technology, and Novar), and globalization efforts. Mr. Gillette’s bonus for 2006 was $600,000 and reflects Aerospace financial performance and superior performance with respect to Mr. Gillette’s individual objectives regarding Aerospace’s key growth programs and Aerospace’s reorganization including strengthening of program management capabilities and process standardization. Mr. Kittelberger’s 2006 bonus was $600,000 and reflects Honeywell’s financial performance versus the plan as set forth above, Mr. Kittelberger’s increased job responsibilities that he undertook in the fourth quarter of 2006 and superior performance with respect to his individual objectives related to facilities consolidation, growth and productivity initiatives including acquisition integration, and management of functional transformation initiatives.

Mr. Cote was awarded a bonus of $3,300,000 for 2006. In addition to the Company’s 2006 accomplishments described above, the Committee recognized Mr. Cote’s achievement of performance objectives relating to (1) driving growth and globalization (successful execution of acquisitions, integrations and divestitures; expansion of technology centers in India, China and the Czech Republic; mature key growth programs in each SBG; high win rates and orders growth; expansion of strategic marketing program); (2) implementing functional cost reduction initiative (actual savings exceeded targeted savings by 50% driven by process standardization; significant savings’ generated through real estate consolidation); (3) driving operational improvements (refocused and recalibrated Honeywell Operating System initiative; achieved year-over-year improvements in customer quality and on-time delivery; drove Velocity Product Development by implementing product life cycle management in the engineering functions of each SBG and holding a cross-company technology symposium to generate new growth ideas); and (4) strengthening the talent management process and improving employee performance (global deployment of new performance management and compensation planning processes; expansion of Honeywell Hometown Solutions).

The Committee has determined that the fiscal 2006 annual incentive bonus awards were in accordance with the ICP and the Committee’s charter, and are reasonable performance-based payments that are consistent with the objective of rewarding executive officers for the achievement of important, challenging business goals. Consistent with SEC disclosure rules, the annual incentive compensation awards to the named executive officers are included in the amounts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 34 of this proxy statement.

Growth Plan

The Committee oversees administration of a long-term, cash-based compensation program under which executive officers are granted awards in the form of Growth Plan units, which have a target value of $100 per unit. The Growth Plan was established in 2003 to encourage executive officers to focus on the Company’s achievement of specific, financial objectives over a two-year performance cycle aimed at increasing shareowner value by emphasizing and rewarding sustainable, profitable growth consistent with the Growth component of the Honeywell Initiatives and the Company’s strategic plan. These objectives are approved by the Committee with respect to both the Company and each SBG at the beginning of the first year of each performance cycle (typically in February). The number of units awarded is equal to 10% of the number of stock options awarded to the executive officer in the first year of each two-year performance cycle. Thus, the Growth Plan serves as a bridge between the annual ICP and the longer-term equity components of the executive compensation program. Fifty percent of the earned value of Growth Plan units is paid in the first quarter of the year immediately following the completion of the relevant two-year performance cycle. To promote executive retention, the remaining 50% is paid one year later and is subject to forfeiture if the executive officer is not employed by the Company on the date of payment.

For Corporate executives, payments relating to Growth Plan units awarded with respect to the 2005-2006 performance cycle were contingent upon the achievement of specific financial objectives regarding organic revenue growth and improvement in return on investment, or “ROI”, weighted equally. For SBG executives, 50% of the payouts are based on the achievement of the corporate organic growth and ROI objectives (weighted equally), with the remaining 50% based on the achievement of corresponding SBG objectives (weighted equally). Organic revenue growth is a measure of the Company’s ability to increase top-line sales, excluding the impact of acquisitions and divestitures during the performance cycle. ROI measures the Company’s ability to convert investments (such as inventory and plant, property and equipment) into profits, and is a ratio of income to cash employed in the Company’s businesses. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense. These metrics have been utilized since the establishment of the Growth Plan in 2003 and will also be the objectives for the 2007-2008 performance cycle.

In the case of organic revenue growth and ROI improvement, the cumulative results for the performance cycle are calculated by adding (i) the change in the first year of the performance cycle from the base amount at the conclusion of the immediately preceding fiscal year (or the “base amount”) and (ii) the difference between the relevant metric at the end of the second year of the performance cycle and the base amount.

Funding levels under the Growth Plan range from 0% if the Company fails to achieve at least 75% of the targeted corporate financial objective, to 100% if the Company achieves 100% of target, to 200% if the Company achieves over 130% of target. As with the ICP, extraordinary items are excluded in determining achievement of the established financial objectives. The Growth Plan pool for a given performance cycle does not fund unless the Company achieves a minimum annual EPS growth rate over the two-year performance cycle (3% for the 2005-2006 performance cycle).

In the first quarter of 2007, the named executive officers received 50% of the earned value of their Growth Plan units for the 2005-2006 performance cycle. The second installment is to be paid in the first quarter of 2008, subject to potential forfeiture if the named executive officer is not employed by the Company on the payment date. For the 2005-2006 performance cycle, the Company achieved 89% of its organic revenue growth objective ($4.7 billion vs. a target of $5.3 billion) and significantly exceeded its targeted ROI improvement (6.8 points vs. a target of 0.4 points). The ROI improvement target for the 2005-2006 performance cycle had incorporated the projected adverse impact of the Company’s acquisition of Novar plc (announced in the fourth quarter of 2004 and completed in the first quarter of 2005.) For 2005-2006, ROI improvement significantly exceeded target due to exceptional execution on the integration of the Novar acquisition and effective generation of income in relation to cash deployment. EPS grew at a 32% compounded annual growth rate over this performance cycle. Based on these results and the performance of the SBGs, the value of Growth Plan units awarded to the named executive officers was as follows: Messrs. Cote, Anderson and Kittelberger—135% of target; Mr. Fradin—133% of target; and Mr. Gillette—150% of target (due primarily to Aerospace’s strong performance with respect to organic revenue growth).

Stock Options

Stock options are the major equity-based component of the long-term incentive element of the Company’s executive compensation program for executive officers. Stock options directly align the interests of executive officers and shareowners as the options only have value to the recipients if Honeywell’s stock price increases above the exercise price of the options and the executive officer remains employed with the Company for the period required for the options to vest, subject to certain exceptions discussed below.

The Committee makes annual grants of stock options to executive officers, including the named executive officers, at the beginning of each year. Under the Company’s stock incentive plans, these options have an exercise price equal to the “fair market value” of Common Stock on the date of grant. “Fair market value” is defined as the average of the highest and lowest sales prices reported on the New York Stock Exchange on the date of grant. The Company utilizes this measure of fair market value, rather than the closing price on the date of grant, to mitigate the artificial impact, in either direction, of intra-day trading volatility on the exercise price. Both the 2003 and 2006 Stock Incentive Plans expressly prohibit (1) the granting of stock options with an exercise price less than the fair market value of Common Stock on the date of grant, and (2) the repricing of awards or the cancellation of awards in exchange for new awards with lower exercise prices without shareowner approval. The 2006 Stock Incentive Plan also prohibits the payment of dividend equivalents with respect to stock options (which were not paid under prior plans even though not expressly prohibited).

Options expire no later than the tenth anniversary of the grant date, subject to early termination in the event of termination of employment. In the event of death or disability or retirement at or after age 60 with 10 years of service, all unvested options granted prior to 2007 vest and remain exercisable for three years. In December 2006, the Committee determined that future option grants would not provide for the vesting of unvested options upon retirement. In the event of retirement at or after age 55 with 10 years of service, all unvested options are forfeited and vested options remain exercisable for three years. In the event of voluntary termination (other than for retirement), all unvested options are forfeited and vested options remain exercisable for 30 days. In the event of involuntary termination other than for cause, all unvested options are forfeited and vested options remain exercisable for one year. In the event of involuntary termination for cause, all vested and unvested stock options are immediately cancelled.

Options have generally vested over a three-year period. Starting in 2007, the Committee has extended the vesting period to four years (in equal annual installments) to further promote retention and long-term stock ownership by executive officers, with limited exceptions possible for new hire grants and grants made in connection with acquisitions by the Company. Under the terms of the 2006 Stock Incentive Plan, no more than two million shares (approximately 4.6% of the shares available under this Plan) may be used for stock options or stock appreciation right awards that fully vest in less than three years. As more fully discussed below, the vesting of options accelerates upon a change in control of the Company.

For options issued under the 2003 and 2006 Stock Incentive Plans, the Company reserves the right to (a) cancel all unexercised options, and (b) recover any gains attributable to options that were exercised during the period beginning six months before the termination date, and ending 24 months after the termination date, in the event the executive officer commences employment with, or otherwise provides services to, a Honeywell competitor without the Committee’s prior approval.

The Company’s regular annual option grant generally takes place in February of each year, during an open trading window period following the release of our final results for the preceding fiscal year (Company policy limits trading by executive officers in Honeywell securities to thirty day window periods commencing on the third business day following the announcement of results by the Company). The Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or internal promotions, which are granted at the first regularly scheduled Committee meeting following the date of hire or promotion.

In February 2006, the Committee allocated a pool of 9.7 million shares to be utilized for stock option grants in that year, with a maximum of 2.5 million shares available for option grants to officers. The Committee is committed to using shares available under the Company’s equity compensation plan at appropriate rates that do not result in excessive dilution of shareowner equity. Accordingly, the size of this pool is consistent with the Company’s annual “run rate” (shares subject to awards made under the Company’s equity compensation plans as a percentage of total shares outstanding), which has ranged between 1.2% and 1.4% in recent years.

Under his employment agreement, Mr. Cote is eligible for annual equity awards based on a target value of 230% of his then current base salary and annual incentive bonus target. In accordance with its charter, in reviewing the long-term incentive component of CEO annual direct compensation (Growth Plan and stock options), the Committee considered the Company’s financial performance and relative shareowner return, the value of similar incentive awards to CEOs at comparable companies, and awards given to the CEO in past years. With respect to the other named executive officers, the Committee considered similar information, as well as the executive officer’s potential to contribute to the future financial performance of the Company and to assume increased leadership responsibilities. In 2006, each of the named executive officers, other than the CEO, was granted options to acquire 175,000 shares, and Mr. Cote was granted options to acquire 700,000 shares in recognition of his leadership in driving continuous improvement in financial and operational performance through the Honeywell Initiatives.

Restricted Units

As part of its long-term incentive compensation program, the Committee may also award restricted units to individual executive officers primarily for retention and succession planning purposes. The Committee believes that service-based restricted units are the best and most appropriate tool for these programs. Each restricted unit entitles the holder to one share of Common Stock at the end of an extended vesting period, typically vesting one-third on each of the third, fifth and seventh anniversaries of the date of grant, subject to continued employment. As more fully discussed below, the vesting of restricted units accelerates upon a change in control of the Company.

During the restricted period, executive officers are entitled to receive dividends on the underlying shares if and when declared by the Board, on the same basis as shareowners. In December 2006, the Committee determined that future grants will provide that dividends will accrue with interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 5.8% for 2007) and will be paid out only as the underlying shares vest. Prior to 2007, unvested restricted units would vest on retirement at or after age 60 with 10 years of service. In December 2006, the Committee determined that only a pro-rata portion of unvested restricted units will vest upon retirement, with the amount to be determined based on the number of complete years of service between the grant date and the retirement date as a percentage of the vesting period. Deferred dividends on deferred restricted units that were granted prior to July 2004 earn interest at a rate of 10%. Dividends on deferred restricted units granted after June 2004 cannot be voluntarily deferred by executive officers.

In February 2006, the Committee allocated 2.1 million shares to be available for restricted unit grants in 2006, of which 1.2 million shares could be utilized for restricted unit grants to executives, including the named executive officers. The size of the pool is consistent with the Company’s annual run rate (see discussion above with respect to stock options). In 2006, the Committee awarded 75,000 restricted units to Mr. Anderson for merit and retention purposes, which vest on each of the third and fifth anniversaries of the date of grant.

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are shareowners themselves. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all Honeywell officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers (including the named executive officers other than the CEO) are required to own shares equal in value to four times their current base salary, with the remaining officers having an ownership threshold set at two times base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and restricted units. Officers have five years to meet these guidelines. As of December 31, 2006, each of the named executive officers held shares in excess of these guidelines.

In addition, the stock ownership guidelines call for officers to hold for at least one year the “net shares” from restricted unit vesting (with respect to restricted units granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from restricted unit vesting, less the number of shares the officer sells to pay withholding taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay the Company withholding taxes. After the one-year holding period, officers may sell net shares or net gain shares, provided that following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum ownership level. These guidelines are periodically reviewed by the Committee.

Retirement Plans

Executive officers, including the named executive officers, participate in Honeywell’s Retirement Earnings Plan, a tax-qualified defined benefit pension plan, on the same terms as the rest of the Company’s salaried employees. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, based on an annual compensation limit, the Company maintains unfunded non-tax-qualified supplemental retirement plans for its executive officers (including the named executive officers) to provide these individuals the pension benefits to which they would be entitled but for those limitations.

In addition, Messrs. Cote, Anderson and Kittelberger are entitled to enhanced supplemental retirement benefits. The Committee believed these benefits were necessary and appropriate in light of circumstances surrounding the hiring of these executive officers.

Nonqualified Deferred Compensation Plans

Certain executive officers, including the named executive officers, may participate in the Company’s Deferred Incentive Compensation Plan, or “DIC Plan”. The DIC Plan allows participants to defer all or any (in 10% increments) of their annual incentive bonus as part of their personal retirement or financial planning. Deferral elections must be made annually prior to the start of the year in which the services to which such bonus relates are to be performed.

Executive officers may also participate in the Honeywell Supplemental Savings Plan, or “SS Plan,” which is maintained to permit the deferral of amounts that cannot be contributed to the Company’s tax-qualified 401(k) plan due to annual compensation and deferral limits and the deferral of an additional percentage of base salary. Participants may elect to defer up to 25% of base salary into the SS Plan before the beginning of the year in which the services are performed.

Amounts deferred into the DIC Plan or the SS Plan earn interest. In order to reduce the long-term cost of these plans, in July 2005, the Committee amended these plans (1) to reduce the rate of notional interest credited to a participant’s deferred amounts from an above-market rate set annually (which generally varied between 8% and 11%) to a rate based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term (5.2%, 5.3% and 5.8% for 2005, 2006 and 2007, respectively) that is subject to change annually, and (2) to eliminate the ability to defer salary into the DIC Plan.

After one year of service, the Company matches deferrals to the SS Plan up to a maximum of 8% of base salary for the next five years at the rate of 50 cents on the dollar, and up to 8% of base salary on a dollar for dollar basis thereafter. In order to promote the long-term focus of the executive compensation program, Company matching contributions with respect to the SS Plan are credited in the form of common stock equivalents. Dividends are accounted for as though reinvested in additional shares. Amounts representing matching contributions under the SS Plan are ultimately distributed in shares of Common Stock.

As a result of the requirements applicable to non-tax qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, in July 2005, the Committee approved changes to the DIC Plan and the SS Plan to ensure compliance with the new law, to simplify the administration of these plans and to minimize any adverse tax consequences to participants in these plans. These changes included, among others, limiting the form of distribution with respect to amounts deferred on or after January 1, 2006 to a lump sum payment, or for a retired participant, to up to ten annual installments.

Employment Agreements; Severance Plan

The Company has not entered into any fixed-term employment agreements with any named executive officers other than the CEO (whose agreement has a rolling three-year term). The recruitment of Mr. Cote to be CEO was part of an extensive search for a successor to his predecessor in the second half of 2001 and early 2002. This was a period of significant and continuous change for the Company generated by the European Union’s rejection of the Company’s proposed merger with General Electric, three CEOs in a twelve-month span, and major organizational realignment. In light of these circumstances, the Committee determined it was necessary and appropriate to enter into an employment agreement in order to attract and retain an experienced, highly-qualified individual to serve as CEO at a critical time in the Company’s history. In negotiating Mr. Cote’s compensation package, the Committee considered competitive market data regarding total CEO compensation at large industrial companies, Honeywell’s compensation strategy (in determining the mix of pay components) and the desirability of linking a significant portion of pay to the performance of the CEO and the Company, as well as the need to compensate Mr. Cote for significant cash and equity awards from his former employer that were forfeited as a direct result of his acceptance of employment with Honeywell.

If his employment is terminated by the Company other than for gross cause, Mr. Cote will receive benefits under the Honeywell International Inc. Severance Plan for Senior Executives (“Senior Severance Plan”), which also covers the Company’s other named executive officers. Under the Senior Severance Plan, if their employment is terminated by the Company other than for gross cause, Messrs. Cote, Anderson and Kittelberger would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months. Mr. Fradin and Mr. Gillette would receive comparable severance payments and benefits for a period of 18 months.

Payments and benefits offered under the Senior Severance Plan are triggered by events that are beyond the control of the recipient. The Committee believes that these payments and benefits (1) are consistent with those offered by the Company’s peer group and (2) help in the recruitment and retention of senior executives by protecting them in the event that their positions are adversely impacted by an unexpected change in circumstance.

Change in Control Provisions

The Company’s severance, retirement and equity compensation plans provide certain benefits to executive officers upon a change in control of the Company. Under all of the Company’s executive compensation plans, change in control benefits cannot be triggered prior to the completion of the transaction or other relevant event. Under the equity compensation plans, all outstanding equity awards automatically vest upon a change in control. Under the Company’s severance and retirement plans, if, within two years following a change in control of the Company, an executive officer is terminated either involuntarily other than for cause, death or disability or voluntarily for good reason, he or she is entitled to: lump sum payment of all severance amounts; an incremental six months severance for named executive officers otherwise entitled to 18 months severance; and a tax reimbursement payment sufficient to compensate the executive officer for the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code and for incremental taxes imposed on the additional payment. In addition, Messrs. Anderson and Kittelberger would be entitled to have their retirement benefits calculated using an additional three years of age and service.

The Committee believes that these benefits allow senior executives to assess takeover bids objectively without regard to the potential impact on their own job security. The Committee also believes that these benefits are reasonable (taking into account the “double trigger” for such obligations), in line with current market practices, and are necessary for the Company to compete for and retain highly- qualified executives.

Perquisites

Honeywell provides named executive officers with certain limited perquisites (primarily a cash flexible perquisite allowance) that the Committee believes are reasonable, competitive and consistent with the objective of the executive compensation program to attract and retain the best leaders.

Under the Company’s security policy, the CEO is required to use company aircraft for all air travel, whether personal or business, to have home security and back-up power systems, and to use security personnel as drivers. The Committee believes that these measures enhance the personal security of the CEO, protect the confidentiality of the CEO’s travel and the Company’s business, and allow the CEO to minimize and more effectively utilize his travel time.

Other Benefits

The Company maintains life, medical and dental insurance, accidental death insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence and other similar policies. Executive officers, including the named executive officers, are eligible to participate in these programs on the same basis as the rest of the Company’s salaried employees. In addition, the Company maintains relocation and excess liability coverage for executive officers. Messrs. Cote and Kittelberger are entitled to certain additional life insurance benefits, which the Committee believed were necessary and appropriate in light of the circumstances at the times they were hired.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the named executive officers if certain conditions are not fully satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee believes that all annual incentive bonus and Growth Plan payments to the named executive officers are deductible for federal income tax purposes.

The Company’s stock option grants have been and are made under shareowner-approved plans and are designed to comply with Section 162(m) so that the compensation expense associated with their exercise will generally be tax deductible.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility to craft compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain named executive officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which may include, among other things, cash “sign on” awards, time-based restricted unit awards and a portion of the CEO’s base salary). For 2006, approximately $6.1 million in compensation paid to the named executive officers (primarily relating to the payment of deferred cash and stock sign-on awards) was not deductible for federal income tax purposes.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

John R. Stafford, Chair
Gordon M. Bethune
Clive R. Hollick
Ivan G. Seidenberg
Bradley T. Sheares

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3)($)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings(4)($)	All Other Compensation(5)($)	Total($)
David M. Cote Chairman of the Board and Chief Executive Officer	2006	$1,610,192	—	$1,440,909	$7,769,527	$11,400,000	$5,013,713	$461,306	$27,695,647
David J. Anderson Senior Vice President, Chief Financial Officer	2006	$753,365	—	$1,207,874	$2,030,620	$2,950,000	$599,569	$81,653	$7,623,081
Roger Fradin President and Chief Executive Officer, Automation and Control Solutions	2006	$645,077	—	$687,992	$1,623,733	$2,870,000	$164,506	$111,270	$6,102,578
Robert J. Gillette President and Chief Executive Officer, Aerospace	2006	$585,769	—	$520,618	$1,542,837	$2,850,000	$254,271	$98,421	$5,851,916
Larry E. Kittelberger Senior Vice President, Technology and Operations	2006	$594,692	—	$391,000	$1,623,820	$2,625,000	$988,756	$177,784	$6,401,052

(1)

For Mr. Anderson, represents $325,805 of compensation expense recognized in 2006 with respect to a grant of 75,000 restricted units in July 2006, with the remaining amount reflecting compensation expense recognized in 2006 with respect to prior year restricted unit grants. For the other named executive officers, the amounts reflect compensation expense recognized in 2006 with respect to prior year grants. In each case, the amount of compensation expense was calculated excluding forfeiture assumptions. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2006 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2006. A discussion of the assumptions used in the valuation with respect to awards made in fiscal years prior to fiscal year 2006 may be found in the corresponding sections of the Company’s financial statement footnotes for the fiscal year in which the award was made.

(2)

For Mr. Cote, represents $2,619,224 of compensation expense recognized in 2006 with respect to his annual option grant made in February 2006, with the remainder representing compensation expense recognized in 2006 with respect to prior year option grants. For the other named executive officers, represents $654,806 of compensation expense recognized in 2006 with respect to annual option grants made in February 2006, with the remainder representing compensation expense recognized in 2006 with respect to prior year option grants. In each case, the amount of compensation expense was calculated excluding forfeiture assumptions. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2006 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2006. A discussion of the assumptions used in the valuation with respect to awards made in fiscal years prior to fiscal year 2006 may be found in the corresponding sections of the Company’s financial statement footnotes for the fiscal year in which the award was made.

(3)	Represents the full earned awards for the 2006 annual Incentive Compensation Plan (ICP) and the 2005-2006 performance cycle for the Growth Plan (GP). The breakdown of such awards is as follows: Mr. Cote: $3,300,000 (ICP), $8,100,000 (GP); Mr. Anderson: $925,000 (ICP), $2,025,000 (GP); Mr. Fradin: $875,000 (ICP), $1,995,000 (GP); Mr. Gillette: $600,000 (ICP), $2,250,000 (GP); and Mr. Kittelberger: $600,000 (ICP), $2,025,000 (GP). ICP awards earned in 2006 were paid to the named executive officers in February 2007 subject to any deferrals that they may have elected to make under the Salary and Incentive Award Deferral Plan for Selected Employees. Since 2006 ICP awards are paid in February 2007, any deferrals of 2006 ICP awards elected by named executive officers are not yet reflected as “executive contributions” in the “Nonqualified Deferred Compensation—Fiscal Year 2006” table. The full value of GP awards earned with respect to the 2005-2006 performance cycle is reflected in the table, with the actual payment of such awards being made in two equal installments—the first installment for each named executive officer was paid in March 2007 and the second installment will be paid in March 2008 subject to the executive’s continued employment through the payment date.

(4)

Represents the aggregate change in the present value of the named executive officer’s accumulated benefit under the Company’s pension plans from 2005 to 2006 (as disclosed in the Pension Benefits table below) and the above-market interest earned on deferred compensation in 2006. Mr. Cote: $4,743,484 (Change in Aggregate Pension Value), $270,229 (Above-Market Interest); Mr. Anderson: $497,866 (Change in Aggregate Pension Value), $101,703 (Above-Market Interest); Mr. Fradin: $83,188 (Change in Aggregate Pension Value), $81,318 (Above-Market Interest); Mr. Gillette: $244,666 (Change in Aggregate Pension Value) $9,605 (Above-Market Interest); and Mr. Kittelberger: $937,995 (Change in Aggregate Pension Value), $50,761 (Above-Market Interest). Amounts of above-market interest earned with respect to amounts deferred prior to January 1, 2005 under the Salary and Incentive Award Deferral Plan for Selected Employees and the SS Plan represent the difference between market interest rates determined pursuant to SEC rules and the 8–11% interest credited by the Company on such deferred amounts. Generally, for amounts deferred before January 1, 2006 under the Salary and Incentive Award Deferral Plan for Selected Employees, the named executive officer must remain employed by the Company for at least three years following the deferral or retire in order to obtain the full stated interest rate. With respect to amounts deferred after January 1, 2005, the Company changed the rate of interest under the Salary and Incentive Award Deferral Plan for Selected Employees and the SS Plan to a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing, as more fully described on page 15 of this proxy statement. As a result, no named executive officer was credited with above-market interest with respect to amounts deferred in 2005 or 2006. In addition, above-market interest earned with respect to dividend equivalents on restricted units that were deferred prior to July 2004 represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on such amounts.

(5)	All other compensation consists of the following:

	Year	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Gillette	Mr. Kittelberger
Cash flexible perquisite payments(A)	2006	$50,000	$50,000	$50,000	$50,000	$50,000
Excess liability insurance(B)	2006	$1,200	$1,200	$1,200	$1,200	$1,200
Executive life insurance(C)	2006	$62,000	—	—	—	$76,063
Matching Contributions(D)	2006	$64,408	$30,135	$51,606	$46,861	$47,575
Personal use of company aircraft (E)	2006	$175,168	—	—	—	—
Security Protection (F)	2006	$39,786	—	—	—	—
Security Systems(G)	2006	$1,055	—	—	—	—
Relocation(H)	2006	$3,549	—	—	—	—
Tax reimbursement payments(I)	2006	$64,140	$318	$8,464	$360	$2,946

Totals	2006	$461,306	$81,653	$111,270	$98,421	$177,784

(A)	Represents the cash amount paid to each named executive officer under the cash flexible perquisite program that is designed to permit an executive to purchase such benefits as he or she may choose including, but not limited to, tax and financial planning, car leases, and executive life insurance.

(B)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each named executive officer.

(C)

As more fully discussed below under “Additional Discussion of Material Items in the Summary Compensation Table,” under the terms of Mr. Cote’s Employment Agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company does so pursuant to an arrangement whereby Mr. Cote maintains the insurance on his own subject to reimbursement by the Company for the cost of the annual premium and the estimated taxes on such reimbursement. The $62,000 represents the annual premium cost of the life insurance coverage. For Mr. Kittelberger, this amount represents premiums paid by the Company for a term life insurance policy ($25,460) and a universal life insurance policy ($50,603).

(D)	Represents total Company contributions to each named executive officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax qualified SS Plan.

(E)

Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown represents the aggregate incremental cost of personal travel by Mr. Cote or a family member. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, satellite broadcasts, transportation charges (including but not limited to hangar and landing fees), aviation fuel, and commissaries) per flight hour for our fleet of aircraft.

(F)	Represents the cost of security protection provided pursuant to the Company’s security policy to Mr. Cote with respect to personal assignments.

(G)	Represents the annual costs paid by the Company for monthly monitoring fees relating to a personal home security system.

(H)	Represents a mortgage subsidy provided to Mr. Cote as part of his sign-on package when he accepted employment with the Company. This subsidy ended in 2006.

(I)

In Mr. Cote’s case, represents reimbursement for taxes associated with the life insurance premium reimbursement and personal aircraft usage required by the Company for Mr. Cote only (aircraft usage by Mr. Cote’s family results in the imputation of income to Mr. Cote, for which there is no associated tax reimbursement). For the other named executive officers, the amount shown represents reimbursement for the estimated taxes related to the income imputed to the named executive officer for spousal travel if the presence of the named executive officer’s spouse at a Company function is requested by the Company and the spouse travels with the named executive officer to such function on corporate aircraft.

Additional Discussion of Material Items in the Summary Compensation Table

Base Salary, Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, and Change in Pension Value and Nonqualified Deferred Compensation Earnings

For a discussion of these items, see the discussion in the Compensation Discussion and Analysis section starting on page 24 of this proxy statement. Additional information with respect to the pension and nonqualified deferred compensation benefits for the named executive officers can be found starting on page 41 of this proxy statement.

All Other Compensation-Life Insurance for Mr. Cote

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. This obligation was initially to be satisfied through the assumption of a split dollar life insurance policy from Mr. Cote’s prior employer, but, in light of tax and regulatory changes, the Company did not pay any premiums on this policy while evaluating alternative means of satisfying its obligation. Starting in 2006, Mr. Cote maintains the insurance on his own and will be reimbursed by the Company for the cost of the annual premium and the estimated associated taxes on such reimbursement, for the period of time until the death of Mr. Cote and his spouse (but not longer than 48 years). The Company will no longer be required to continue to reimburse Mr. Cote for these costs if (i) Mr. Cote’s employment with the Company terminates before he reaches age 55, (ii) his employment is terminated for “cause” (as defined in Mr. Cote’s employment agreement), (iii) the insurance policy is no longer in force, (iv) Mr. Cote provides more than de minimis services to a competitor of the Company during the three (3) year period following his termination of employment, or (v) Mr. Cote and the Company agree to terminate the agreement. As of December 31, 2006, a maximum of 47 payments remained to be made, and the approximate present value of this stream of payments was $2.1 million using a discount rate equal to 120% of the annual long-term applicable federal rate in effect in December 2006 (5.88%).

Grants of Plan-Based Awards—Fiscal Year 2006

Name	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Under- lying Options(6) (#)	Exercise or Base Price of Option Awards(7) ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8)
			Threshold ($)	Target ($)	Maximum ($)
David M. Cote	ICP(1)		$1,008,390	$2,016,781	$4,033,562
	2003 SIP(2)	2/17/2006					700,000	$42.32	$42.18	$6,566,000
David J. Anderson	ICP		$376,952	$753,904	$1,507,808
	2003 SIP	2/17/2006					175,000	$42.32	$42.18	$1,641,500
	2006 SIP(3)	7/28/2006				75,000				$2,874,750
Roger Fradin	ICP		$322,562	$645,123	$1,290,247
	2003 SIP	2/17/2006					175,000	$42.32	$42.18	$1,641,500
Robert J. Gillette	ICP		$293,904	$587,808	$1,175,616
	2003 SIP	2/17/2006					175,000	$42.32	$42.18	$1,641,500
Larry E. Kittelberger	ICP		$241,918	$483,835	$967,670
	2003 SIP	2/17/2006					175,000	$42.32	$42.18	$1,641,500

(1)	Incentive Compensation Plan (“ICP”).

(2)	2003 Stock Incentive Plan (“2003 SIP”).

(3)	2006 Stock Incentive Plan (“2006 SIP”).

(4)	Represents awards under the ICP based on Company and individual performance in 2006. Additional details regarding such awards can be found at page 24 of this proxy statement.

(5)

Represents awards of restricted units granted in 2006 under the 2006 SIP. On each of July 28, 2009 and July 28, 2011, 37,500 restricted units held by Mr. Anderson will vest. Additional details regarding restricted unit awards, including certain forfeiture and acceleration provisions, can be found starting on page 29 of this proxy statement.

(6)

Represents stock options granted in 2006 under the 2003 SIP as part of our annual option grant to executives. 280,000 of Mr. Cote’s, and 70,000 of each of Mr. Anderson’s, Mr. Fradin’s, Mr. Gillette’s, and Mr. Kittelberger’s stock options vested on January 1, 2007. 210,000 of Mr. Cote’s, and 52,500 of each of Mr. Anderson’s, Mr. Fradin’s, Mr. Gillette’s, and Mr. Kittelberger’s stock options will vest on each of January 1, 2008 and January 1, 2009. Additional details regarding stock options, including certain forfeiture and acceleration provisions, can be found starting on page 28 of this proxy statement.

(7)	Exercise price for stock options is based on the average of the high and low fair market value of a share of Common Stock on the date of grant in accordance with the provisions of the 2003 SIP.

(8)

Grant date fair value of Mr. Anderson’s 75,000 restricted units is based on the average of the high and low fair market value of a share of Common Stock on July 28, 2006 ($38.33). All stock options are valued using the Black-Scholes-Merton option valuation model. The assumptions used for awards granted in 2006 may be found in Notes 1 and 20 in the Company’s Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

Option Awards							Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1)($)
David M. Cote	2006		700,000	(2)	$42.32	2/16/2016
	2005	240,000	360,000	(3)	$36.51	2/1/2015
	2004	420,000	180,000	(4)	$35.65	2/5/2014
	2003	600,000			$23.93	2/6/2013
	2002	2,007,200	195,000	(5)	$33.38	2/18/2012	378,200	(7)	$17,109,768

	Total	3,267,200	1,435,000				378,200		$17,109,768

David J. Anderson	2006		175,000	(2)	$42.32	2/16/2016	75,000	(8)	$3,393,000
	2005	60,000	90,000	(3)	$36.51	2/1/2015
	2004	105,000	45,000	(4)	$35.65	2/5/2014
	2003	207,200	54,800	(6)	$28.13	7/24/2013	125,250	(9)	$5,666,310

	Total	372,200	364,800				200,250		$9,059,310

Roger Fradin	2006		175,000	(2)	$42.32	2/16/2016
	2005	60,000	90,000	(3)	$36.51	2/1/2015	50,000	(10)	$2,262,000
	2004	105,000	45,000	(4)	$35.65	2/5/2014
	2003	75,000			$23.93	2/6/2013
	2002	75,000			$32.43	7/28/2012	37,500	(11)	$1,696,500
	2001	67,000			$36.27	7/15/2011
	2000	15,000			$34.54	7/9/2010
	2000	23,750			$47.85	3/23/2010

	Total	420,750	310,000				87,500		$3,958,500

Robert J. Gillette	2006		175,000	(2)	$42.32	2/16/2016
	2005	60,000	90,000	(3)	$36.51	2/1/2015	50,000	(12)	$2,262,000
	2004	87,500	37,500	(4)	$35.65	2/5/2014
	2003	100,000			$23.93	2/6/2013
	2002						33,500	(13)	$1,515,540
	2001	125,000			$36.27	7/15/2011
	1999	12,000			$41.41	2/4/2009
	1999	16,000			$63.00	12/2/2009
	1998	4,200			$36.47	1/22/2008

	Total	404,700	302,500				83,500		$3,777,540

Larry E. Kittelberger	2006		175,000	(2)	$42.32	2/16/2016
	2005	60,000	90,000	(3)	$36.51	2/1/2015	40,000	(14)	$1,809,600
	2004	105,000	45,000	(4)	$35.65	2/5/2014
	2003	150,000			$23.93	2/6/2013
	2002	100,000			$40.15	4/14/2012
	2001	250,000			$23.55	9/20/2011

	Total	665,000	310,000				40,000		$1,809,600

(1)	Market value determined using the closing market price of $45.24 of Common Stock on December 29, 2006 (the last trading day of 2006).

(2)

2006 option grant vests in three annual installments at the rate of 40%, 30% and 30%. The first installment vested on January 1, 2007. The remaining two installments will vest on January 1, 2008 and January 1, 2009.

(3)	2005 option grant vests in three annual installments at the rate of 40%, 30%, and 30%. The second installment vested on January 1, 2007 and the remaining installment will vest on January 1, 2008.

(4)	2004 option grant vests in three annual installments at the rate of 40%, 30% and 30%. The last installment vested on January 1, 2007.

(5)

50% of these unvested options vested on February 19, 2007. The remaining 50% will vest on February 19, 2008, subject to accelerated vesting prior to that date if Honeywell’s stock is trading 75% higher than the exercise price for 20 consecutive trading days.

(6)

12,400 of these unvested options will vest on each of July 25, 2007 and July 25, 2008. The remaining 30,000 will vest on July 25, 2009, subject to accelerated vesting prior to that date if Honeywell’s stock is trading 75% higher than the exercise price for 20 consecutive trading days.

(7)	100% of these unvested restricted units will vest on July 1, 2012.

(8)	50% of these unvested restricted units will vest on each of July 28, 2009 and July 28, 2011.

(9)	49,500 of these unvested restricted units will vest on July 25, 2007, 50,250 will vest on July 25, 2008, with the remaining unvested restricted units vesting on July 25, 2009.

(10)	33% of these unvested restricted units will vest on each of July 29, 2008 and July 29, 2010, with the remaining unvested restricted units vesting on July 29, 2012.

(11)	100% of these unvested restricted units will vest on July 29, 2007.

(12)	33% of these unvested restricted units will vest on each of January 7, 2008 and January 7, 2010, with the remaining unvested restricted units vesting on January 7, 2012.

(13)	16,500 of these unvested restricted units will vest on October 25, 2007 with the remaining unvested restricted units vesting on October 25, 2009.

(14)	100% of these unvested restricted units will vest on July 29, 2009.

Option Exercises and Stock Vested—Fiscal Year 2006

The following table sets forth information concerning the vesting of stock awards held by our named executive officers during fiscal year 2006. None of our named executive officers exercised options during fiscal year 2006.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David M. Cote	315,200(1)	$12,289,648
David J. Anderson	24,750(2)	$930,476
Roger Fradin	3,215	$125,610
Robert J. Gillette	—	—
Larry E. Kittelberger	—	—

(1)	Lump sum payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell.

(2)	Payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell. Shares will be paid in ten equal annual installments.

Pension Benefits—Fiscal Year 2006

Name	Plan name	Number of years credited service (#)		Present value of accumulated benefit(1) ($)
David M. Cote	REP	4.9		$33,373
	SERP	4.9		$24,103,747

	Total			$24,137,120

David J. Anderson	REP	3.5		$43,175
	SERP	7.1	(2)	$1,893,194

	Total			$1,936,369

Roger Fradin	REP	30.6		$402,777
	SERP	30.6		$367,524

	Total			$770,301

Robert J. Gillette	REP	10.0		$138,971
	SERP	10.0		$686,910

	Total			$825,881

Larry E. Kittelberger	REP	9.7		$155,493
	SERP	16.8	(3)	$2,914,420

	Total			$3,069,913

(1)	Calculations for pension formulas other than the REP formula include the annual incentive compensation earned by each named executive officer in 2006, as reflected in the Summary Compensation Table.

(2)

For purposes of calculating his SERP Plan benefits, Mr. Anderson’s credited service will include his years of employment with his former employer, ITT Industries (3.6 years). The lump sum present value of these additional years of credited service is $0 for the REP Plan and $991,235 for the non-tax qualified plan.

(3)

For purposes of calculating his SERP Plan benefits, Mr. Kittelberger’s credited service will include his years of employment with his former employer, Lucent (1.7 years). The lump sum present value of these additional years of credited service is $0 for the REP Plan and $322,676 for the non-tax qualified plan. Mr. Kittelberger also is to be credited with two years for every one year of credited service with the Company after August 7, 2001 (5.4 years). The lump sum present value of these additional years of credited service is $0 for the REP Plan and $994,353 for the non-tax qualified plan.

Pension Benefits—General

The Company maintains tax-qualified defined benefit retirement plans for its employees. As a result of numerous mergers and acquisitions, the Company has maintained several different retirement plans with varying benefit calculation formulas. Between 1998 and 2000, almost all of the tax-qualified defined benefit retirement plans were merged into one plan that was renamed the Honeywell International Inc. Retirement Earnings Plan (the “REP Plan”). Each of the named executive officers is eligible for a tax-qualified retirement benefit under the REP Plan. The significant elements of each of the predecessor benefit calculation formulas were retained and a named executive officer’s individual benefit calculation formula depends upon such named executive officer’s hire date and work location.

Effective December 15, 2006, the Company also maintains one non-tax qualified supplemental employee retirement plan (the “SERP Plan”) to provide executives, including the named executive officers, with supplemental retirement benefits in excess of the maximum benefit that may be paid to participants under the REP Plan by reason of limitations of the Internal Revenue Code, and the participants’ participation in the SS Plan and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. A participant’s supplemental retirement benefit is generally based on such participant’s benefit calculation formula under the REP Plan. Payments from the SERP Plan are made in the same form and at the same time as payments from the REP Plan. Subject to the requirements of the Internal Revenue Code Section 409A and except as otherwise noted below, a participant may elect to receive his SERP Plan benefits in a lump sum. Under the SERP Plan, for the listed benefit calculation formulas other than REP (as described in the table below), lump sums are calculated using the applicable interest rate for each calendar month (i.e., the average annual interest rate on thirty (30) year Treasury securities in the third preceding month) and the applicable mortality table (i.e., the mortality table prescribed by the Secretary of the Treasury for tax-qualified defined benefit plans). The SERP Plan also provides supplemental retirement benefits to certain named executive officers (as more fully described below) such that their total retirement benefit from the Company is calculated using the Allied Salaried formula, and to certain named executive officers who have otherwise negotiated additional supplemental retirement benefits with the Company.

The present value of the accumulated retirement benefit for each named executive officer is calculated using a 6.0% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson, Gillette and Kittelberger and 65 for Mr. Fradin, the earliest ages the named executive officer can retire without an early retirement benefit reduction.

Pension Benefit Calculation Formulas

Formula	Benefit Calculation	Optional Forms of Benefit(1)
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the 5 calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service

		• • •	100% joint and survivor annuity single life annuity lump sum
Allied Salaried

Annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

		• • •	75% or 100% joint and survivor annuity annuity with level income feature 10 year certain annuity
Signal

Annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

		• • •	75% or 100% joint and survivor annuity annuity with level income feature 10 year certain annuity
Pittway	Annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average	• • •	75% or 100% joint and survivor annuity annuity with level income feature 10 year certain annuity

(1)	The optional forms of benefit for each of the benefit calculation formulas listed above are actuarially equivalent to the single life annuity.

For each formula listed in the chart above:

•	compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll based rewards and recognition and lump sum incentives

•	normal retirement age under each formula is 65

•	the age at which there is an unreduced benefit is age 65 (except under the Allied Salaried formula where it is age 62)

•	credited service is calculated as the time elapsed since date of hire

•	vesting requirement is five years of vesting service

•

no matter how the benefit amount is originally calculated, the normal form of benefit for a single participant is a single life annuity and for a married participant the normal form is a 50% joint and survivor annuity, with the spouse as the joint annuitant

•

compensation may not exceed the annual Internal Revenue Code compensation limits and is unlimited for purposes of the SERP Plan (except with respect to the Pittway formula, where it is limited to $300,000 under the SERP Plan)

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least 5 years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% (3% per year) for each month payments begin before age 62. In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

Named Executive Officer Retirement Benefits

Mr. Cote: Under the terms of his employment agreement, Mr. Cote’s total retirement benefit from the Company is expressed as a single life annuity commencing at a normal retirement age of 60, equal to 60% of final average compensation (based on his final three years of base salary and bonus) payable annually for his lifetime. The non-tax qualified retirement benefits provided to Mr. Cote pursuant to his employment agreement will be reduced by (i) 4% per year for each year that the payment of such benefits commence before Mr. Cote’s 60th birthday, (ii) his REP benefit under both the REP and SERP Plans (or any other generally applicable Honeywell pension arrangement) and (iii) any benefits payable to Mr. Cote under retirement plans of former employers. The value of this benefit may be paid in a lump sum, at Mr. Cote’s election, following termination of his employment. Mr. Cote’s employment agreement further provides that the additional non-tax qualified portion of his total retirement benefit (i.e., the amount in excess of his REP benefit under the REP and SERP Plans) is forfeitable if he voluntarily terminates employment with Honeywell without “good reason” before completing five years of service or he is terminated by Honeywell for “cause” (as each term is defined in his employment agreement). The additional non-tax qualified portion of the total retirement benefit is payable at the same time, in the same manner and under the same terms and conditions, as his normal SERP Plan benefit. If Mr. Cote is entitled to severance payments following his termination, up to twelve months of severance payments shall be taken into account for purposes of calculating final average compensation and service. In the event of Mr. Cote’s death (whether or not benefits have commenced) his spouse will receive an annual benefit equal to 75% of the additional non-tax qualified portion of his total retirement benefit provided by his employment agreement, as calculated in accordance with the formula set forth above. Mr. Cote’s tax-qualified retirement benefit will be calculated using the REP formula. Mr. Cote vested in his REP benefit under both the REP and SERP Plans on February 19, 2007.

Mr. Anderson: Mr. Anderson’s total retirement benefit from the Company is calculated using the Allied Salaried formula. Mr. Anderson’s credited service will include his years of employment with the Company and his years of employment with his former employer, ITT Industries (3.6 years), for purposes of calculating his SERP Plan benefits. In addition, under the terms of his employment agreement, if Mr. Anderson retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than “cause” or there is a “change in control” of the Company (as each such term is defined in his employment agreement), he will receive an additional non-tax qualified annual retirement benefit of $125,000 (or $175,000 if he retires from the Company on or after attaining age 62). Benefits under his employment agreement will be reduced by Mr. Anderson’s REP benefit under the REP Plan. Mr. Anderson will vest in his REP benefit under both the REP and SERP Plans on June 23, 2008. Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula from the SERP Plan only—due to subsidized early retirement, the difference between the value of his SERP Plan benefit payable on December 31, 2006 and the benefit shown in the table is $517,401. Mr. Anderson’s tax-qualified retirement benefit will be calculated using the REP formula.

Mr. Fradin: Mr. Fradin’s total retirement benefit from the Company is calculated using the Pittway and REP formulas. For his 26.5 years of service with Pittway on or before June 30, 2003, Mr. Fradin’s retirement benefit is calculated using the Pittway formula under both the REP and SERP Plans. For his years of service on or after July 1, 2003, Mr. Fradin’s retirement benefit is calculated using the REP formula under both the REP and SERP Plans (recognizing only his years of credited service on or after July 1, 2003).

Mr. Gillette: Mr. Gillette’s total retirement benefit from the Company is calculated using the Allied Salaried formula. The tax-qualified portion of Mr. Gillette’s retirement benefit will be calculated using the Allied Salaried and Signal formulas, in each case prorated based on service with each predecessor organization.

Mr. Kittelberger: Mr. Kittelberger’s total retirement benefit from the Company is calculated using the Allied Salaried formula. In addition, under the terms of his employment agreement, Mr. Kittelberger’s credited service will include his years of employment with the Company and his years of employment with his former employer, Lucent (1.7 years), and will include two years for each one year of credited service with the Company after August 7, 2001, for purposes of calculating his SERP Plan benefits. Benefits will be reduced by Mr. Kittelberger’s REP and Allied Salaried benefits under the REP Plan. Mr. Kittelberger is currently eligible for early retirement benefits under both the REP and SERP Plans. Due to subsidized early retirement, the difference between the value of his REP and SERP Plan benefits payable on December 31, 2006 and the benefits shown in the table is $642,115. Mr. Kittelberger’s tax-qualified retirement benefit will be calculated using the Allied Salaried formula for his pre-August 7, 2001 service and the REP formula for his post-August 6, 2001 service.

All of the named executive officers are vested in their retirement benefits unless otherwise noted above.

Nonqualified Deferred Compensation—Fiscal Year 2006

Name	Plan	Executive contributions in last FY(2) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(2)($)
David M. Cote	Supplemental Savings	$113,815	$56,908	$97,278	—	$939,267
	Deferred Salary and Incentive	—	—	$785,927	$2,512,231	$8,296,548
	Deferred Restricted Units(1)	$12,289,648	—	$6,120	$2,223,261	$15,328,131

	Total	$12,403,463	$56,908	$889,325	$4,735,492	$24,563,946

David J. Anderson	Supplemental Savings	$60,336	$22,635	$25,870	—	$310,013
	Deferred Salary and Incentive	—	—	$267,634	—	$2,812,755
	Deferred Restricted Units(1)	$930,476	—	$2,429	—	$1,147,426

	Total	$990,812	$22,635	$295,933	—	$4,270,194

Roger Fradin	Supplemental Savings	$197,875	$36,606	$26,089	—	$444,095
	Deferred Salary and Incentive	—	—	$244,706	—	$2,919,935
	Deferred Restricted Units(1)	—	—	$18,556	—	$3,479,669

	Total	$197,875	$36,606	$289,351	—	$6,843,699

Robert J. Gillette	Supplemental Savings	$31,861	$31,861	$50,176	—	$469,082
	Deferred Salary and Incentive	—	—	—	—	—
	Deferred Restricted Units(1)	—	—	—	—	—

	Total	$31,861	$31,861	$50,176	—	$469,082

Larry E. Kittelberger	Supplemental Savings	$151,514	$32,237	$68,457	$19,335	$709,065
	Deferred Salary and Incentive	$495,000	—	$158,350	—	$2,116,928
	Deferred Restricted Units(1)	—	—	—	—	—

	Total	$646,514	$32,237	$226,807	$19,335	$2,825,993

(1)

For deferred restricted units, the value of executive contributions in the last fiscal year is calculated by multiplying the number of restricted units that vested in 2006 and were previously deferred by the named executive officer by the average of the high and low prices of a share of Common Stock on the vesting date. This column reflects the following: 315,200 units for Mr. Cote and 24,750 units for Mr. Anderson. The value of aggregate withdrawals and distributions in the last fiscal year is calculated by multiplying the number of shares to be paid by the average of the high and low prices of a share of Common Stock on the payment date. This column reflects a payment of 55,500 shares multiplied by $37.12, the average of the high and low prices of a share of Common Stock on January 12, 2006, and $163,101 in cash for deferred dividend equivalents on restricted unit grants that occurred before July 2004. After reduction for withholding taxes, Mr. Cote received 35,116 shares and no cash as part of his 2006 withdrawal. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested and deferred restricted units on December 31, 2006 by the average of the high and low prices of a share of Common Stock on December 29, 2006 ($45.355), and then adding the cash value of deferred dividend equivalents and subsequent interest credited on those dividend equivalents. This column reflects the following: 336,300 units and $75,245 in cash for Mr. Cote, 24,750 units and $24,889 in cash for Mr. Anderson, and 72,063 units and $211,252 in cash for Mr. Fradin.

(2)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and the extent to which amounts reported in the aggregate balance column were reported for previous years.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$113,815	$56,908	$270,229	$17,921,007
David J. Anderson	$60,336	$22,635	$101,703	$3,012,435
Roger Fradin	$197,875	$36,606	$81,318	$1,216,665
Robert J. Gillette	$31,861	$31,861	$9,605	$10,942
Larry E. Kittelberger	$646,514	$32,237	$50,761	—

Honeywell Supplemental Savings Plan

The Honeywell Supplemental Savings Plan (the “SS Plan”) allows certain executives of the Company, including the named executive officers, to defer (i) amounts that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code, and/or (ii) up to an additional 25% of eligible pay (as defined below). After a participant earns one year of vesting service, the Company matches deferrals to the SS Plan at the rate of 50% on the first 8% of eligible pay the participant defers for the first five years of match participation, and 100% on the first 8% of eligible pay deferred thereafter. Matching contributions to the SS Plan are always vested. “Eligible pay” includes base annual salary for the plan year including salary deferred under the SS Plan, and excludes premium pay, bonus, and incentive, severance or other extra compensation.

Participant deferrals for the 2005 plan year (salary earned in 2005) and later are increased by a rate of interest, compounded daily, and based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2006, this rate was 5.3%. Participant deferrals for the 2004 plan year and prior plan years are increased by a fully vested rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year. Before 2005, the Committee would set the rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. For the 2006 plan year and later, the participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Amounts deferred for the 2004 plan year and prior plan years will be distributed either by January 31st of any year following the deferral year or by January 31st of the year following termination of the participant’s employment for any reason, as elected by the participant. The participant can elect to receive such distribution in a lump sum or in up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock and, if the participant elects to receive cash, are then sold by a third- party broker on the participant’s behalf.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) allows certain executives of the Company, including the named executive officers, to defer their annual discretionary cash incentive compensation. Participants may defer all or any portion of the incentive compensation payment, in 10% increments.

Amounts deferred for the 2005 plan year (incentive compensation earned in 2005, but paid in 2006) and later are increased by a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2006, this rate was 5.3%. Amounts deferred for the 2004 plan year (incentive compensation earned in 2004, but paid in 2005) and prior plan years are increased by a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and included a portion that was fully vested and a portion that vested only after three years of service. The Committee would set the total rate at an above-market rate to retain executives. This rate is fixed until the deferral is distributed from the DIC Plan.

Amounts deferred for the 2006 plan year (incentive compensation earned in 2006, but paid in 2007) and later will be distributed in a lump sum no later than January 31st of the year following the termination of the participant’s active employment for any reason. The participant may elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Amounts deferred for the 2005 plan year and prior plan years will be distributed either by January 31st of any year beginning three full years after the incentive compensation was earned or by January 31st of the year following termination of the participant’s employment for any reason, as elected by such participant. The participant could elect to receive such distribution in a lump sum or in up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and prior plan years may be withdrawn before the distribution date if a hardship exists or the participant wishes to request an immediate withdrawal subject to a penalty that ranges from 0 to 6% and that is based on the 10-year Treasury bond rate as of the first business day of the calendar quarter.

Before the 2006 plan year, certain DIC Plan participants could also defer up to 50% of base salary. This feature of the DIC Plan ended on December 31, 2005. All provisions described above for plan years before 2006 also apply to these salary deferrals, except that the interest rate for the 2005 plan year was set by the Committee before the beginning of the year and included a fully vested portion and a portion that will vest after three years of service.

Deferral of Restricted Units

During the 30-day period following a grant of restricted units, certain executives, including the named executive officers, may elect to defer 100% of the restricted units that vest on the same date. The executive may elect payment as of a specified year that is 4 or more years from the vesting year, or in the year following the executive’s termination of active employment with the Company for any reason, including retirement. The executive may elect a lump sum payment or up to fifteen annual installment payments. The executive may also elect to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could elect to defer dividend equivalents in cash and such amounts are credited with interest until payment. For executives such as the named executive officers, interest is compounded daily and is calculated each quarter at 10%. For grants made between July 2004 and December 2006, dividend equivalents related to deferred restricted units could not be deferred and are paid in cash at the same time dividends are paid on shares of Common Stock. For grants made after December 2006, dividends will accrue with interest (currently based on the Company’s annual cost of borrowing at a fixed rate for a 15-year term; 5.8% for 2007) and will be paid out only as the underlying shares vest.

The terms of the SERP Plan, the SS Plan, the DIC Plan and the deferred restricted units are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with Mr. Cote (the “Cote Agreement”) dated February 18, 2002. We also maintain a severance plan (the “Senior Severance Plan”) for each of our named executive officers. Under both the Cote Agreement and the Senior Severance Plan, we are required to pay severance benefits in connection with certain terminations of employment, including a termination in connection with a change in control of Honeywell, and to provide certain tax gross-ups in connection with a change in control of Honeywell. Mr. Cote’s severance benefits will generally be determined under the Senior Severance Plan, as modified by the Cote Agreement. The other named executive officers shall generally have their severance benefits determined solely under the Senior Severance Plan. In addition, some of our incentive and other plans provide for accelerated payment or vesting of awards in connection with certain terminations of employment or a change in control of Honeywell.

For the purposes of this section, “change in control” is generally defined as (a) the acquisition of 30% or more of our Common Stock; (b) the purchase of all or part of our Common Stock pursuant to a tender offer or exchange offer; (c) a merger where we do not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of our assets; or (e) a substantial change in the Board over a two year period.

Under the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates, participants (or their beneficiaries) generally have (i) the full remaining term to exercise any vested options if their termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan, (ii) 1 year if they voluntarily terminate their employment, or (iii) 3 years in the case of any other involuntary termination other than for “cause” (all options are forfeited in the event of a “for cause” termination). Moreover, if an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, he immediately vests in all unvested options. (See Outstanding Equity Awards Table on page 39 of this proxy statement.)

Under the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates, options generally expire on the earlier of their original expiration date or (i) 3 years after death, disability or an involuntary termination after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service), (ii) 30 days in the case of a voluntary termination, or (iii) 1 year in the case of an involuntary termination other than for “cause” (all options are forfeited in the event of a “for cause” termination). Moreover, if an employee dies, becomes disabled or retires after meeting the requirements of full retirement, he immediately vests in all unvested options. (See Outstanding Equity Awards Table on page 39 of this proxy statement.) Restricted units become vested upon full retirement, death, disability or a change in control.

Under the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates, options and restricted units will be generally treated as described above under the 2003 Stock Incentive Plan except with respect to full retirement for options and restricted units granted after 2006. For options issued after 2006, full retirement will not result in vesting acceleration and any unvested options will be forfeited. Restricted units issued after 2006 (and the dividend equivalents thereon) shall, upon termination of employment after having attained full retirement, vest pro-rata based on the number of complete years of service between the grant date and the retirement date as a percentage of the vesting period. (See Outstanding Equity Awards Table on page 39 of this proxy statement.)

In addition, all unvested awards outstanding under our 1993, 2003 and 2006 equity incentive plans will immediately vest upon a change in control. Restricted units, as well as any dividend equivalents and interest thereon, are cashed out within 90 days after the change in control unless the executive has made an election with respect to a deferred award to maintain their deferral elections regardless of the change in control.

Growth plan units are generally forfeited if an employee is not employed by the Company on the date that award amounts are actually paid out. In the event of death or disability, growth plan units are paid out pro rata based on actual plan performance. The payment is determined by comparing the number of days in the performance cycle prior to death or disability to the total number of days in the performance cycle. In addition, performance cycle goals are deemed to have been satisfied in the event of a change in control of Honeywell.

Mr. Cote

Under the Cote Agreement, we may terminate Mr. Cote’s employment for any reason, in the sole discretion of the Board. The payments and benefits we have agreed to pay or provide Mr. Cote on a termination of his employment vary depending on the reason for the termination. For purposes of our disclosure, we refer to a termination by the Company of Mr. Cote’s employment for any of the following reasons as a termination for “cause”: (a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to us; or (b) Mr. Cote is convicted of a felony. For purposes of our disclosure, if we terminate Mr. Cote’s employment other than for cause or due to his death or disability, we will refer to this as a termination of his employment by the Company “without cause.”

Mr. Cote may also terminate his employment with us at any time and for any reason in his sole discretion. The benefits and payments to which he is entitled depend on the reason for such termination. For purposes of our disclosure, we refer to a termination by Mr. Cote of his employment with us for any of the following reasons as a termination for “good reason”: (a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under the Cote Agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under the Cote Agreement; (d) any material breach of the Cote Agreement by the Company that goes unremedied; (e) the provision of notice by the Company to Mr. Cote that the Cote Agreement will not be extended, and (f) any other action that would be considered “good reason” under the Senior Severance Plan. If Mr. Cote terminates his employment with us other than for good reason, we will refer to this as a voluntary termination.

In the event of Mr. Cote’s voluntary termination of his employment with us or termination of Mr. Cote’s employment by us for cause, no severance benefits are payable.

The Cote Agreement provides that Mr. Cote’s equity awards (other than his sign-on performance option grant and other performance-based equity awards) will continue to remain outstanding and shall vest as scheduled as if Mr. Cote were still employed by the Company in the event of his termination by the Company other than for “cause” or by Mr. Cote for “good reason.” Moreover, Mr. Cote’s unvested options and restricted units shall immediately vest upon death or disability.

Mr. Cote’s severance benefits are conditioned upon the execution of a release of claims in favor of the Company and the affirmation of certain non-disclosure and non-solicitation covenants with respect to our proprietary information, intellectual property, trade secrets, customers (2 year non-solicit) and employees (1 year non-solicit). In addition, Mr. Cote may not compete with the Company for a period of two (2) years after his date of termination without the written consent of the Board.

The following table estimates the incremental value of amounts that would be payable to Mr. Cote if his employment terminated in each of the specified circumstances on December 31, 2006, based on the closing market price of $45.24 of Common Stock on December 29, 2006 (the last trading day of 2006). If there is a “change in control” of Honeywell, regardless of whether his employment terminates, Mr. Cote would be entitled to certain enhanced benefits under certain of our equity and non-equity based incentive compensation plans. Amounts set forth in the table represent the incremental value of the payments and benefits that would be payable to Mr. Cote under our severance and non-equity based incentive compensation plans if there was a “change in control” of Honeywell on December 31, 2006, depending on whether Mr. Cote’s employment with us continued following such date. Moreover, in the event of a severance-eligible termination following a change in control, severance pay amounts shall be paid without any requirement that Mr. Cote execute a release of claims in favor of the Company.

Payments and Benefits	Voluntary Termination by Executive/ Executive Notice of Non- Renewal (1)		Termination by the Company “without Cause” or by Executive for “Good Reason” (2)		Death		Disability		Cause		Change in Control–No Termination of Employment		Change in Control– Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”
Cash Severance (Base Salary Only)	—		$4,950,000	(3)	—		$450,062	(4)	—		—		$4,950,000	(5)
Non-Equity Based Incentive Compensation	—		$8,250,000	(6)	$10,162,500	(7)	$10,162,500	(7)	—		$10,533,750	(8)	$16,721,250	(9)
Benefits and Perquisites	—		$45,072	(10)	—	(11)	—	(11)	—		—	(12)	$45,072	(13)
All Other Payments/Benefits	—	(14)	—	(15)	$71,071	(16)	$71,071	(16)	—	(17)	$71,071	(18)	$2,157,619	(19)
Parachute Tax Gross-Ups	—		—		—		—		—		—		$15,516,875	(20)

Total	—		$13,245,072		$10,233,571		$10,683,633		—		$10,604,821		$39,390,816

(1)	The term of the Cote Agreement is a rolling three-year period. However, it may be terminated at any time by us or Mr. Cote.

(2)

As described in footnote 1, the term of the Cote Agreement automatically extends so that it always has a remaining term of 3 years. If the Company notifies Mr. Cote of its intention not to let the term renew, under the Cote Agreement he can initiate his own termination for “Good Reason.”

(3)	The cash severance equals 36 months of base salary continuation, using Mr. Cote’s current annual base salary at December 31, 2006.

(4)

Represents base salary and pro-rated bonus for the period starting December 31, 2006 (assumed date of disability) through February 18, 2007 (fifth anniversary of employment), less disability payments received from Mr. Cote’s group and individual insurance policies.

(5)

In the event of a change in control, Mr. Cote shall be entitled to the same cash severance as described in footnote 3 above. Such cash severance benefits would be payable in a lump sum, within 30 days of the change in control, subject to Section 409A of the Internal Revenue Code.

(6)	Represents (i) 3 annual bonus payments equal to 125% of Mr. Cote’s base salary at December 31, 2006, and (ii) a bonus for 2006 equal to 125% of Mr. Cote’s 2006 base salary.

(7)	Represents (i) a bonus for 2006 equal to 125% of Mr. Cote’s 2006 base salary, and (ii) a full growth plan payment for the 2005-2006 performance cycle.

(8)

Includes a full growth plan payment for the 2005–2006 performance cycle. In addition, includes an annual bonus at target or, if greater, based on actual results if the performance year has already ended. Bonuses for the year in which the change in control occurs are generally paid out within 90 days of the change in control.

(9)

In the event of a change in control, Mr. Cote’s three years of bonus payments shall be determined by multiplying Mr. Cote’s base salary by the greater of (i) his target bonus percentage (125%) for the most recent year ended prior to the change in control, or (ii) the average of the target percentages applied in determining Mr. Cote’s annual bonus payments for the last three years prior to the date of Mr. Cote’s termination of employment. Also includes a target bonus for 2006 (125% of base salary or, if greater, based on actual results if the performance year has already ended), and a full growth plan payment for the 2005-2006 performance cycle. The 2006 bonus and growth plan payments would be payable in a lump sum, within 90 days of the change in control, while the three years of bonus payments for Mr. Cote’s severance period would be payable in a lump sum, within 30 days of the change in control, each subject to Section 409A of the Internal Revenue Code.

(10)

Basic life insurance coverage is continued at the Company’s cost for the duration of the severance period. Medical and dental benefits are continued during the severance period at active employee contribution rates. Executive liability insurance, executive auto insurance and executive life insurance coverage end on Mr. Cote’s last day of employment. Mr. Cote will receive his flexible perquisite allowance ($12,500 per calendar quarter) for the calendar quarter during which his last day of active employment falls. Mr. Cote becomes vested in the life insurance reimbursement agreement described on pages 36-37 of this proxy statement.

(11)	Mr. Cote becomes vested in the life insurance reimbursement agreement described on pages 36-37 of this proxy statement.

(12)

Mr. Cote becomes vested in the life insurance reimbursement agreement described on pages 36-37 of this proxy statement and funds sufficient to pay all projected annual reimbursements needed to satisfy such life insurance reimbursement agreement are contributed to an irrevocable rabbi trust for Mr. Cote’s benefit regardless of whether Mr. Cote’s employment is terminated.

(13)	The same treatment as footnote 10, except amounts needed to satisfy the life insurance reimbursement agreement are contributed to a rabbi trust for Mr. Cote’s benefit as described in footnote 12.

(14)	Mr. Cote’s SERP benefits would have been forfeited had he voluntarily resigned without good reason before February 18, 2007.

(15)

Mr. Cote’s SERP benefit becomes vested. Mr. Cote receives service credit for pension purposes during the first 12 months of his severance period. However, subject to Section 409A of the Internal Revenue Code, payment of SERP benefits will not occur until the end of the 3-year severance period and thus there is no incremental value for this extra benefit when compared to his accumulated pension benefit.

(16)

Mr. Cote’s SERP benefit becomes vested. In the event of Mr. Cote’s death, Mr. Cote’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Cote would have attained the age of 60, in an amount equal to 75% of Mr. Cote’s SERP benefit. Mr. Cote’s contingent interest under the Company’s deferred salary and deferred incentive compensation plan becomes vested.

(17)	Mr. Cote’s SERP benefits will be forfeited if his employment is terminated for cause.

(18)	Mr. Cote’s contingent interest under the Company’s deferred salary and deferred incentive compensation plan becomes vested.

(19)

Mr. Cote’s SERP benefit becomes vested. Mr. Cote receives service credit for pension purposes during the first 12 months of his severance period. Mr. Cote’s contingent interest under the Company’s deferred salary and deferred incentive compensation plan becomes vested.

(20)

If any payments or benefits to be paid or provided to Mr. Cote would subject him to the excise tax under Section 4999 of the Internal Revenue Code (the so-called “parachute tax”) in connection with a change in control of Honeywell, we have agreed to reimburse or “gross-up” Mr. Cote for the parachute taxes and any income and excise taxes that are payable by Mr. Cote as a result of the gross- up payment. This amount reflects the estimated gross-up payments that would be due to Mr. Cote if there had been a change in control of Honeywell on December 31, 2006 and Mr. Cote’s employment with us terminated on that date.

As set forth in the Outstanding Equity Awards Table on page 39 of this proxy statement, as of December 31, 2006, Mr. Cote held 1,435,000 unvested stock options with an aggregate in-the-money value of $9,225,700. This in-the-money value was determined by multiplying the unvested options by grant year by the difference between the closing market price of $45.24 of Common Stock on December 29, 2006 and the relevant stock option exercise price. In addition, as of December 31, 2006, Mr. Cote held 378,200 unvested restricted units with a value of $17,109,768. These options and restricted units would fully vest upon a change in control.

Other Named Executive Officers

Other Than a Change in Control

We may terminate a named executive officer’s employment for any reason. Pursuant to the Senior Severance Plan, the payments and benefits we have agreed to pay or provide a named executive officer on a termination of employment vary depending on the reason for the termination. For purposes of our disclosure, we refer to a termination by the Company of a named executive officer’s employment for any of the following reasons as a termination for “gross cause”: (a) fraud, misappropriation of Honeywell property, or intentional misconduct which is damaging to us or our businesses; or (b) the commission of a crime. For purposes of our disclosure, if we terminate a named executive officer’s employment other than for gross cause or due to death or disability, we will refer to this as a termination of employment by the Company “without cause.”

In the event of a named executive officer’s voluntary termination of his employment with us or a termination of his or her employment by us for gross cause, no severance benefits shall be payable.

Severance pay is conditioned upon the execution of a release of claims in favor of the Company, the execution of a non-competition agreement for the duration of the severance period, and the affirmation of certain non-disclosure and non-solicitation covenants with respect to our proprietary information, intellectual property, trade secrets, customers (2 year non-solicit) and employees (1 year non-solicit).

A named executive officer may forfeit his or her right to continued severance benefits in the event of (a) a felony conviction; (b) the commission of a fraud or the misappropriation of our property, proprietary information, intellectual property or trade secrets; (c) any recruitment of our management employees for another employer; (d) any intentional misconduct that is damaging to our business; or (e) any false or misleading statements about us or our products and employees to competitors, customers or potential customers, in each case at any time during the applicable severance period.

Change in Control

Pursuant to the Senior Severance Plan, we provide named executive officers with additional severance benefits in the event of certain terminations of employment following a change in control.

In the event of a change in control, the payments and benefits we have agreed to pay or provide a named executive officer on a termination of employment vary depending on the reason for the termination. For purposes of our disclosure, we refer to a termination by the Company of a named executive officer’s employment for a felony committed against Honeywell, our property or business as a termination for “gross cause.” For purposes of our disclosure, if we terminate a named executive officer’s employment other than for gross cause or due to death or disability, we will refer to this as a termination of employment by the Company “without cause.”

A named executive officer may also terminate his employment with us at any time and for any reason in his or her sole discretion. The benefits and payments to which a named executive officer is entitled depend on the reason for the termination. For purposes of our disclosure, we refer to a termination by a named executive officer for any of the following reasons as a termination for “good reason”: (a) a material change in the named executive officer’s duties or responsibilities; (b) any significant reduction (more than 10%) in the named executive officer’s base salary or incentive compensation; (c) a significant reduction in the named executive officer’s medical or life insurance benefits or a significant increase (more than 10%) in the premiums paid for such benefits; (d) any reduction in the economic value of any long term incentive awards; (e) any significant reduction in the rate of the Company’s contributions to the named executive officer’s 401(k) plan or any significant reduction in the rate of benefit accrual under the named executive officer’s defined benefit plan; (f) any significant reduction in the benefits under the Company’s long term disability plan; (g) any geographic relocation of the named executive officer’s position to a location which is more than 50 miles from his or her previous work location; (h) any action which constitutes a constructive discharge; (i) any failure to pay benefits within the time required; or (j) the failure of a successor to assume these obligations under the Senior Severance Plan. If a named executive officer resigns other than for good reason, we will refer to this as a voluntary termination.

In the event of a named executive officer’s voluntary termination, no severance benefits are payable.

Severance benefits received after a change in control shall cease in the event a named executive officer (a) is convicted of a felony against us or our property or business; (b) commits any fraud or misappropriates our property, proprietary information, intellectual property or trade secrets; or (c) actively recruits or offers employment to any of our management employees, in each case during the applicable severance period.

The following table estimates the incremental value of amounts that would be payable to the named executive officers (other than Mr. Cote) if their employment terminated in each of the specified circumstances on December 31, 2006, based on the closing market price of $45.24 of Common Stock on December 29, 2006 (the last trading day of 2006). If there is a change in control of Honeywell, regardless of whether their employment terminates, the named executive officers would be entitled to certain enhanced benefits under certain of our equity and non-equity based incentive compensation and severance plans. Accordingly, amounts set forth in the table represent the incremental value of the payments and benefits that would be payable to the named executive officers under our severance and non-equity based incentive compensation plans if there was a change in control of Honeywell on December 31, 2006, depending on whether their employment with us continued following such date. Moreover, in the event of a change in control, severance pay amounts shall be paid without any requirement that a named executive officer execute a release of claims in favor of the Company.

Payments and Benefits	Name	Voluntary Termination by Executive		Termination by the Company “without Cause”		Death		Disability		Cause	Change in Control–No Termination of Employment		Change in Control– Termination of Employment by Company “without Cause, by NEO for “Good Reason” or due to Disability
Cash Severance (Base Salary Only)	David J. Anderson	—		$2,280,000	(2)	—		—		—	—		$2,280,000	(3)
	Roger Fradin	—		$975,000	(2)	—		—		—	—		$1,300,000	(3)
	Robert J. Gillette	—		$900,000	(2)	—		—		—	—		$1,200,000	(3)
	Larry E. Kittelberger	—	(1)	$1,800,000	(2)	—		—		—	—		$1,800,000	(3)
Non-Equity Based Incentive Compensation	David J. Anderson	—		$2,280,000	(4)	$2,025,000	(5)	$2,025,000	(5)	—	$2,921,800	(6)	$5,377,185	(7)
	Roger Fradin	—		$975,000	(4)	$1,995,000	(5)	$1,995,000	(5)	—	$2,807,500	(6)	$4,107,500	(7)
	Robert J. Gillette	—		$900,000	(4)	$2,250,000	(5)	$2,250,000	(5)	—	$2,850,000	(6)	$4,050,000	(7)
	Larry E. Kittelberger	—		$1,800,000	(4)	$2,025,000	(5)	$2,025,000	(5)	—	$2,733,000	(6)	$4,671,462	(7)
Benefits and Perquisites	David J. Anderson	—		$30,132	(8)	—		—		—	—		$355,517	(9)
	Roger Fradin	—		$14,328	(8)	—		—		—	—		$19,104	(9)
	Robert J. Gillette	—		$16,416	(8)	—		—		—	—		$21,888	(9)
	Larry E. Kittelberger	—		$33,048	(8)	—		—		—	—		$321,510	(9)
All Other Payments/ Benefits	David J. Anderson	—		$885,142	(10)	—		—		—	—		$2,093,325	(14)
	Roger Fradin	—		$202,512	(10)	$104,843	(11)	$104,843	(11)	—	$104,843	(11)	$361,678	(12)
	Robert J. Gillette	—		$815,804	(10)	—		—		—	—		$1,237,789	(12)
	Larry E. Kittelberger	—		—	(10)	$42,094	(11)	$42,094	(11)	—	$42,094	(11)	$531,084	(12)
Parachute Tax Gross-Ups	David J. Anderson	—		—		—		—		—	—		$5,163,158	(13)
	Roger Fradin	—		—		—		—		—	—		$1,802,143	(13)
	Robert J. Gillette	—		—		—		—		—	—		$2,433,007	(13)
	Larry E. Kittelberger	—		—		—		—		—	—		$2,497,550	(13)
Total	David J. Anderson	—		$5,475,274		$2,025,000		$2,025,000		—	$2,921,800		$15,269,185
	Roger Fradin	—		$2,166,840		$2,099,843		$2,099,843		—	$2,912,343		$7,590,425
	Robert J. Gillette	—		$2,632,220		$2,250,000		$2,250,000		—	$2,850,000		$8,942,684
	Larry E. Kittelberger	—		$3,633,048		$2,067,094		$2,067,094		—	$2,775,094		$9,821,606

(1)

Pursuant to Mr. Kittelberger’s offer letter, he can initiate his own termination of employment for “good reason,” even in the absence of a change in control. Good reason is defined as set forth above; provided, however, good reason shall also mean any change in Mr. Kittelberger’s direct reporting relationship to Honeywell’s CEO or the removal of Mr. Kittelberger from the Honeywell Leadership Council other than for gross cause. In such case, notwithstanding anything in Honeywell’s stock plans to the contrary, Mr. Kittelberger shall continue to vest as scheduled in any outstanding, unvested equity awards.

(2)

Named executive officers are generally entitled to 18 months of base salary continuation. However, named executive officers with the title “Senior Vice President” are entitled to 36 months of base salary continuation. Mr. Anderson and Mr. Kittelberger would be entitled to 36 months of base salary continuation, while Mr. Gillette and Mr. Fradin would be entitled to 18 months of base salary continuation. Base salary for these purposes is the highest base salary paid to the executive during the preceding 3 years.

(3)

In the event of a change in control, the severance period for a named executive officer is increased from 18 months to 24 months (Senior Vice Presidents remain at 36 months). Thus, both Mr. Gillette and Mr. Fradin would receive 24 months of base salary continuation. In the event of a change in control, cash severance amounts are paid in a single lump sum.

(4)

Named executive officers are entitled to receive a bonus, at target, during their salary continuation period (i.e., either for 18 months or 36 months). The amount of such bonus is equal to the product of the named executive officer’s target bonus percentage and the base salary continuation payments received during the year.

(5)

In the event of death or disability, growth plan units are paid out pro rata based on actual plan performance. The payment is determined by comparing the number of days in the performance cycle prior to death or disability to the total number of days in the performance cycle.

(6)

Represents a full growth plan payment for the 2005-2006 performance cycle and a full year bonus. Bonuses for the year in which the change in control occurs are generally paid out within 90 days at target or, if greater, based on actual results if the performance year has already ended.

(7)

In the event of a change in control, bonus payments during the severance period shall be determined by multiplying a named executive officer’s base salary by the greater of (i) his target bonus percentage for the most recent year ended prior to the change in control, or (ii) the average of the target percentages applied in determining a named executive officer’s annual bonus payments for the last three years prior to the date of the named executive officer’s termination of employment. Also includes a target bonus for 2006 (or, if greater, a bonus based on actual results if the performance year has already ended) and a full growth plan payment for the 2005-2006 performance cycle. The 2006 bonus and growth plan payments would be payable in a lump sum, within 90 days of the change in control, while the three years of bonus payments for the named executive officer’s severance period would be payable in a lump sum, within 30 days of the change in control, each subject to Section 409A of the Internal Revenue Code. Mr. Anderson and Mr. Kittelberger are also entitled to bonus payments, as determined herein, for the vacation period accrued during their severance period.

(8)

Basic life insurance coverage is continued at the Company’s cost for the duration of the severance period. Medical and dental benefits are continued during the severance period at active employee contribution rates. Executive liability insurance, executive auto insurance and executive life insurance coverage end on the named executive officer’s last day of employment. Named executive officers will receive their flexible perquisite allowance ($12,500 per calendar quarter) for the calendar quarter during which their last day of active employment falls. Includes the vesting of contingent interest on any amounts deferred under the Company’s deferred salary and deferred incentive compensation plans.

(9)

Reflects the same treatment as provided in footnote 8; provided, however, Mr. Anderson and Mr. Kittelberger would receive their flexible perquisite allowance for the duration of the severance period pursuant to the terms of Honeywell’s severance plan for certain corporate staff employees in the event of a change in control (“CIC Severance Plan”). In addition, pursuant to the CIC Severance Plan, Mr. Anderson and Mr. Kittelberger would accrue vacation pay during their severance period.

(10)

Named executive officers receive pension service credit for the first 12 months of their severance period. Subject to Section 409A of the Internal Revenue Code, in Mr. Kittelberger’s case, there is no incremental value to this benefit because of payment of his SERP would not commence until the end of the three year severance period.

(11)	Represents the vesting of contingent interest on any amounts deferred under the Company’s deferred salary and deferred incentive compensation plans.

(12)

Named executive officers receive pension service credit for the first 12 months of their severance period. Under the CIC Severance Plan, Mr. Anderson and Mr. Kittelberger become 100% vested in their defined benefit plan benefits (both tax-qualified and non-tax qualified plans). Moreover, at the end of their severance period, Mr. Anderson and Mr. Kittelberger would be credited with an additional three (3) years of age and service for benefit accrual, vesting and eligibility purposes. Includes the vesting of contingent interest on any amounts deferred under the Company’s deferred salary and deferred incentive compensation plans.

(13)

If any payments or benefits to be paid or provided to a named executive officer would subject him to the excise tax under Section 4999 of the Internal Revenue Code (the so-called “parachute tax”) in connection with a change in control of Honeywell, we have agreed to reimburse or “gross-up” such named executive officer for the parachute taxes and any income and excise taxes that are payable by the named executive officer as a result of the gross-up payment. This amount reflects the estimated gross-up payments that would be due to the named executive officer if there had been a change in control of Honeywell on December 31, 2006 and the named executive officer’s employment with us terminated on that date.

As set forth in the Outstanding Equity Awards Table on page 39 of this proxy statement, as of December 31, 2006, the named executive officers (other than Mr. Cote) held the following unvested equity that would vest upon a change in control:

Name	Unvested Equity at 12/31/06		In-the-money Value(1)
Mr. Anderson	364,800	options	$2,665,878
	200,250	restricted units	$9,059,310
Mr. Fradin	310,000	options	$1,728,250
	87,500	restricted units	$3,958,500
Mr. Gillette	302,500	options	$1,656,325
	83,500	restricted units	$3,777,540
Mr. Kittelberger:	310,000	options	$1,728,250
	40,000	restricted units	$1,809,600

(1)

In the case of stock options, the in-the-money value was determined by multiplying the number of unvested options by the difference between the closing market price of $45.24 of Common Stock on December 29, 2006 and the relevant option exercise price.

Certain Relationships and Related Transactions

Applicable Policies and Procedures

Article EIGHTH of Honeywell’s Certificate of Incorporation provides that a related or interested party transaction (e.g., a transaction between the Company and a director, officer or shareowner of the Company or another party in which they have an interest) shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

The Board or responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a market value rent of $852,992 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” The terms of the lease have not been changed since the original negotiation between ADI and the prior owner. Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Controls, is a limited partner, holding a 12% ownership interest, in New Island Holdings. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses. The amount of distributions in 2006 from New Island Holdings to Mr. Fradin attributable to the ADI lease was approximately $48,000.

EQUITY COMPENSATION PLANS

As of December 31, 2006

Information about our equity compensation plans is as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	56,601,358	(1)	$39.82	(2)	43,341,460	(3)
Equity compensation plans not approved by security holders	820,303	(4)	N/A	(5)	N/A	(6)

Total	57,421,661		$39.82		43,341,460

(1)

Equity compensation plans approved by shareowners that are included in column (a) of the table are the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2006 Stock Incentive Plan”) (575,700 shares of Common Stock to be issued for options; 1,860,500 restricted units subject to continued employment); the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2003 Stock Incentive Plan”) (23,310,913 shares of Common Stock to be issued for options; 4,890 shares to be issued for SARs; 2,340,559 restricted units subject to continued employment; and 836,836 deferred restricted units of earned and vested awards under prior plans approved by shareowners where delivery of shares has been deferred); the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (26,669,995 shares of Common Stock to be issued for options; 129,525 shares to be issued for SARs; and 550,940 restricted units subject to continued employment); the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “Non-Employee Director Plan”) (60,000 shares of Common Stock to be issued for options and 3,000 shares of restricted stock), and the 1994 Stock Plan for Non-Employee Directors of Honeywell International Inc. (219,500 shares of Common Stock to be issued for options and 39,000 shares of restricted stock). 822,060 growth plan units were issued in the first quarter of 2005 pursuant to a long-term compensation program established under the 2003 Stock Incentive Plan. The ultimate value of any growth plan award may be paid in cash or shares of Common Stock and, thus, growth plan units are not included in the table above. The ultimate value of growth plan units depends upon the achievement of pre-established performance goals during a two-year performance cycle relating to growth in earnings per share, revenue and return on investment. The growth plan units issued in the first quarter of 2005 relate to the performance cycle commencing January 1, 2005 and ending December 31, 2006. Awards made with respect to the prior two-year performance cycle (January 1, 2003–December 31, 2004) were paid in cash.

(2)

Column (b) does not include any exercise price for restricted units or growth plan units granted to employees or non-employee directors under equity compensation plans approved by shareowners. Restricted units do not have an exercise price because their value is dependent upon attainment of certain performance goals or continued employment or service and they are settled for shares of Common Stock on a one-for-one basis. Growth plan units are denominated in cash units and the ultimate value of the award is dependent upon attainment of certain performance goals.

(3)

The number of shares that may be issued under the 2006 Stock Incentive Plan as of December 31, 2006 is 42,901,460 which includes the following additional shares under the 2006 Stock Incentive Plan (or any Prior Plan as defined in the 2006 Stock Incentive Plan) that may again be available for issuance: shares that are settled for cash, expire, are cancelled, are tendered in satisfaction of an option exercise price or tax withholding obligations, are reacquired with cash tendered in satisfaction of an option exercise price or with monies attributable to any tax deduction enjoyed by Honeywell to the exercise of an option, and are under any outstanding awards assumed under any equity compensation plan of an entity acquired by Honeywell. The remaining 440,000 shares included in column (c) are shares remaining for future grants under the Non-Employee Director Plan.

(4)

Equity compensation plans not approved by shareowners that are included in the table are the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries, and the Deferred Compensation Plan for Non- Employee Directors of Honeywell International Inc.

The Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is an unfunded, non-tax qualified plan that provides benefits equal to the employee deferrals and company matching allocations that would have been provided under Honeywell’s U.S. tax-qualified savings plan if the Internal Revenue Code limitations on compensation and contributions did not apply. The company matching contribution is credited to participants’ accounts in the form of notional shares of Common Stock. Additional notional shares are credited to participants’ accounts equal to the value of any cash dividends payable on actual shares of Common Stock. The notional shares are distributed in the form of actual shares of Common Stock when payments are made to participants under the plan.

The AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries was a cash incentive compensation plan maintained by AlliedSignal Inc. This plan has expired. Employees were permitted to defer receipt of a cash bonus payable under the plan and invest the deferred bonus in notional shares of Common Stock. The notional shares are distributed in the form of actual shares of Common Stock when payments are made to participants under the plan. No further deferrals can be made under this plan. The number of shares of Common Stock that remain to be issued under this expired plan as of December 31, 2006 is 54,057.

The Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. provides for mandatory and elective deferral of certain payments to non-employee directors. Mandatory deferrals are invested in notional shares of Common Stock. Directors may also invest any elective deferrals in notional shares of Common Stock. Additional notional shares are credited to participant accounts equal to the value of any cash dividends payable on actual shares of Common Stock. Notional shares of Common Stock are converted to an equivalent amount of cash at the time the distributions are made from the plan to directors. However, one former director is entitled to receive periodic distributions of actual shares of Common Stock that were notionally allocated to his account in years prior to 1992. The number of shares of Common Stock that remain to be issued to directors under this plan as of December 31, 2006 is 2,245.

(5)

Column (b) does not include any exercise price for notional shares allocated to employees under Honeywell’s equity compensation plans not approved by shareowners because all of these shares are notionally allocated as a matching contribution under the non-tax qualified savings plans or as a notional investment of deferred bonuses or fees under the cash incentive compensation and directors’ plans as described in note 4 and are only settled for shares of Common Stock on a one-for-one basis.

(6)

No securities are available for future issuance under the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries and the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. The cash incentive compensation plan has expired. All notional investments in shares of Common Stock are converted to cash when payments are made under the directors’ plan (other than with respect to 2,245 shares of Common Stock included in column (a) that is payable to one former director). The amount of securities available for future issuance under the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is not determinable because the number of securities that may be issued under this plan depends upon the amount deferred to the plan by participants in future years.

The table does not contain information for the following plans and arrangements:

•

Employee benefit plans of Honeywell intended to meet the requirements of Section 401(a) of the Internal Revenue Code and a small number of foreign employee benefit plans that are similar to such Section 401(a) plans.

•

Equity compensation plans maintained by Honeywell Inc. immediately prior to the merger of Honeywell Inc. and AlliedSignal Inc. on December 1, 1999. The right to receive Honeywell International Inc. securities was substituted for the right to receive Honeywell Inc. securities under these plans. No new awards have been granted under these plans after the merger date. The number of shares to be issued under these plans upon exercise of outstanding options, warrants and rights is 3,259,949 and their weighted-average exercise price is $44.21.

•

The Honeywell Global Employee Stock Purchase Plan. This plan is maintained solely for eligible employees of participating non-U.S. affiliates. Eligible employees can contribute between 2.2% and 8.8% of base pay from January through September of each year to purchase shares of Common Stock in November of that year at a 15% discount. Honeywell has historically purchased shares through non-dilutive, open market purchases and intends to continue this practice. Employees purchased 382,756 shares of Common Stock at $29.07 per share in 2005 and 383,178 shares of Common Stock at $31.84 per share in 2006.

Proposal No. 3—2007 HONEYWELL GLOBAL EMPLOYEE STOCK PLAN

The Board of Directors is recommending that shareowners approve the 2007 Honeywell Global Employee Stock Plan (the “Global Employee Stock Plan”). The Global Employee Stock Plan is intended to dictate certain corporate procedures and uniform rules for broad-based stock purchase plans and arrangements to be maintained by Honeywell for eligible employees of participating non-U.S. operations. All non-U.S. employees of the Company and its affiliates (approximately 62,000 employees) could be eligible to participate under one or more Sub-plans of the Plan.

The Global Employee Stock Plan was adopted by the Board, subject to the approval of shareowners. If the shareowners approve the Global Employee Stock Plan, it will be effective as of January 1, 2007.

Purpose of the Global Employee Stock Plan

Honeywell has from time to time maintained certain broad-based stock purchase and other stock incentive plans for the benefit of broad categories of employees of its participating non-U.S. operations. The design of each of these plans has been significantly affected by tax, legal and benefits considerations relevant to the jurisdiction in which each specific plan is maintained. Honeywell desires to continue to provide stock ownership opportunities and incentives to eligible employees of its non-U.S. operations through the Global Employee Stock Plan and to obtain the approval of shareowners for the provision of such benefits. The fair market value of a share of Common Stock as of February 23, 2007 was $47.69.

The following is a summary of the material terms and provisions of the Global Employee Stock Plan. This summary is qualified in its entirety by reference to the complete text of the Global Employee Stock Plan, which is attached hereto as Exhibit A and incorporated herein. To the extent there is a conflict between this summary and the Global Employee Stock Plan, the terms of the Global Employee Stock Plan will govern.

Description of the Global Employee Stock Plan

The maximum number of shares of Common Stock that are available under the Global Employee Stock Plan is four million shares. Such shares may be either authorized but unissued shares, shares purchased on the market, treasury shares or any combination of the foregoing. Shares offered but not in fact delivered, shares delivered to, but subsequently forfeited by, a participant, and shares subject to grants, awards or incentives that are settled in cash rather than the delivery of shares, shall not count against such limit.

Each arrangement adopted under the Global Employee Stock Plan (hereinafter, a “Sub-plan”) must permit participation by a specified group of eligible employees, a substantial majority of whom shall not be executive employees. In addition, each Sub-plan shall provide benefits on terms and conditions that do not materially favor executive employees. The employees eligible to participate in a Sub-plan are employees and statutory directors employed by Honeywell in its participating non-U.S. operations.

The Global Employee Stock Plan includes administration, anti-dilution and dividend and voting rights provisions that ensure uniformity in certain of the terms and conditions applicable to benefits provided under the Sub-plans, while continuing to permit the benefit plan design to be based on local considerations as in the past. Although not expressly prohibited, it is intended that the Sub-plans will not provide eligible employees with the types of benefits that can be provided under the terms of Honeywell’s Stock Incentive Plan approved by shareowners at the 2006 Annual Meeting, such as stock options, restricted stock and restricted stock units. One current Sub-plan allows eligible employees to purchase shares of Common Stock at a discount based on the price of a share of Common Stock on the first or last day of the offering period. Another current Sub-plan provides eligible employees with a matching contribution in shares of Common Stock. It is contemplated that each particular Sub-plan will be governed by rules set forth in a separate written document.

The Global Employee Stock Plan will be administered by Honeywell’s Senior Vice President—Human Resources and Communications, or his designees. Such person or persons shall have the authority, consistent with the Global Employee Stock Plan and each Sub-plan, to interpret the Plan and each Sub-plan (including, without limitation, any schedules or appendices attached thereto), to adopt, amend, and rescind rules and regulations for the administration of the Global Employee Stock Plan and each such Sub-plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding and conclusive for all purposes under the Global Employee Stock Plan and each such Sub-plan, as applicable.

The number of shares of Common Stock that may be awarded under the Global Employee Stock Plan, the number and class of shares that are subject to outstanding awards, and the exercise or strike price per share under outstanding awards shall be adjusted upon a change in the capitalization of Honeywell, a stock dividend or split, a merger or combination of shares and certain other similar events, subject to certain conditions.

The Global Employee Stock Plan may be amended at any time and from time to time by Honeywell’s Chief Executive Officer (or his delegate) without the approval of shareowners of Honeywell; provided that no revision to the Global Employee Stock Plan will be effective until the amendment is approved by the shareowners of Honeywell if such approval is required by the rules of the New York Stock Exchange. No amendment of the Global Employee Stock Plan made without a participant’s written consent may adversely affect any right of such participant with respect to contributions paid or shares of Common Stock purchased or held under the Global Employee Stock Plan unless such amendment is necessary to comply with applicable law.

The Global Employee Stock Plan will terminate upon the earlier of the following dates or events to occur (i) the adoption of a resolution of Honeywell’s Chief Executive Officer terminating all Sub-plans and (ii) January 1, 2017.

The amount and design of awards to be made under the Global Employee Stock Plan are not presently determinable.

The Board of Directors unanimously recommends a vote FOR the approval of the 2007 Honeywell Global Employee Stock Plan.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

Proposal No. 4—RECOUP UNEARNED MANAGEMENT BONUSES

This proposal has been submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 (the owner of 3,100 shares of Common Stock).

RESOLVED: Recoup Unearned Management Bonuses. Shareholders request our board to adopt a policy or bylaw whereby, in the event of a significant restatement of financial results or significant extraordinary write-off, our board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period and will recoup, to the fullest extent practicable, for the benefit of our Company all such bonuses or awards to the extent that the specified performance targets were not achieved.

This would include that all applicable employment agreements and compensation plans adopt enabling text in an expedited manner as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested governance change in accordance with applicable laws and existing contracts and pay plans. If any executive gets an unearned bonus, that bonus should be returned, whether or not the individual executive was directly responsible for cooking the books.

This proposal topic won 50.2% of the yes and no votes at our 2006 annual meeting. The Council of Institutional Investors recommends adoption of a proposal after it wins one majority vote and does not recommend stalling for a second majority vote. Also at least one proxy advisory service has recommend a no-vote for directors who fail to adopt a shareholder proposal after it wins one majority vote.

I believe the following text, based on the April 2003 comments of The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a independent investment research firm, emphases the need to control run-away management pay unrelated to performance:
CEOs seem to have a hard time saying no to one another. In the case of Honeywell, the compensation committee, headed by a former CEO, paid out coming and going. First former CEO Lawrence Bossidy was entitled to a $4 million annual retirement benefit. Also Mr. Bossidy will be entitled to life-time access to or use of Honeywell facilities and services comparable to those provided to him prior to retirement, including limited use of company aircraft, use of car with driver, security services, financial and tax planning services, and office space, services and administrative support.

Furthermore incoming CEO David Cote’s agreement included a $59 million “golden hello,” including the grant-date value of the more than 2 million stock options he received. None of this, of course, is tied to performance.

Again on September 8, 2006 The Corporate Library said, “The compensation rating has been designated as a high concern because of excessive compensation awarded to David M. Cote, Chairman and CEO, relating to salary, perks, and tax reimbursement payments. After a review of the company, we are reaffirming our overall rating of D due to excessive CEO compensation arrangements.”

There is no excuse for over-compensation based on discredited earnings. Our board should be enabled (by adoption of this proposal) to recoup money that was not earned or deserved.

Recoup Unearned Management Bonuses
Yes on 4

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Corporate Governance and Responsibility Committee (the “Committee”) of the Board of Directors consists entirely of independent, non-employee directors and is primarily responsible for analyzing corporate governance issues and making recommendations to the full Board. Each year, the Committee reviews the shareowner proposals that are considered at our annual meeting, and the Committee’s recommendations are then presented to and considered by the full Board. At the 2006 Annual Meeting of Shareowners, approximately 48% of the votes cast (including abstentions) supported a proposal on this topic.

The Board of Directors believes that the concerns raised in both last year’s and this year’s proposal have already been addressed, to the extent warranted and equitable, through an amendment to the Company’s Corporate Governance Guidelines adopted by the Board in December 2006. Under the amended Guidelines, in the event of a significant restatement of financial results (a “Restatement”), the Board can seek to recoup incentive compensation paid to senior executives (the executive officers and certain other officers of the Company) if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the amended Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

It is also important to keep in mind that the Sarbanes-Oxley Act requires that, in the case of accounting restatements due to material non-compliance with financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for any incentive-based or equity-based compensation and any profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had to be restated. The CEO and CFO are also required to certify the accuracy and completeness of SEC filings containing the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting.

The Board believes that the proposal is unworkable because it is vague and overreaching. The proposal would apply to restatements and write-offs that are not caused by misconduct or non- compliance with financial reporting requirements. It would also apply to all senior executives, regardless of their knowledge of or responsibility for the underlying cause of the restatement or write-off. By potentially subjecting each senior executive’s performance-based compensation to the risk of forfeiture in circumstances where the Board would not deem it appropriate to pursue recoupment, the proposal would have the unintended effect of placing the Company at a competitive disadvantage in recruiting qualified executive talent. Furthermore, the assertions made in the proposal regarding CEO compensation arrangements are inappropriate vitriolic statements that bear no relevance to the subject of the proposal.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 5—PERFORMANCE BASED STOCK OPTIONS

This proposal has been submitted by Charles Miller, 23 Park Circle, Great Neck, NY 11024 (the owner of 600 shares of Common Stock).

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a)	Indexed stock options, the exercise price of which is linked to an industry index;

(b)	Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c)	Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts consistent with this proposal.

As a long-term shareholder, I support pay policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at Honeywell given the critique by The Corporate Library http://www.thecorporatelibrary.com/, an independent investment research firm:
“The [Honeywell] compensation rating has been designated as a high concern because of excessive compensation awarded to David M. Cote, Chairman and CEO, relating to salary, perks, and tax reimbursement payments.”

Warren Buffett criticized standard stock options as “a royalty on the passage of time” and favors indexed options. In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

It is also important to take one step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library rated our company:

“D” Overall.
“High” in Overall Governance Risk Assessment
“High Concern” in CEO Compensation.

•	We had no Independent Chairman and not even a Lead Director—Independent oversight concern.

•	Cumulative voting was not allowed.

•	Four active CEOs serve on our board—Independence concern and over-commitment concern.

•	No shareholder right to act by written consent.

•	No shareholder right to call a special meeting.

Additionally:

•	Five of our directors also served on boards rated D by the Corporate Library:

1) Mr. Seidenberg	Verizon (VZ)	D-rated
2) Mr. Stafford	Verizon (VZ)	D-rated
3) Mr. Karatz	KB Home (KBH)	D-rated
4) Ms. Deily	Lucent (LU)	D-rated
5) Mr. Wright	Wells Fargo (WFC)	D-rated

The above status reinforces the reason to take one step forward now and vote yes for:

Performance Based Stock Options
Yes on 5

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Management Development and Compensation Committee (the “Committee”) of the Board of Directors, which is comprised of five independent, non-employee directors, believes that “at risk” compensation should comprise a substantial portion of annual direct compensation (base salary, annual incentive bonus, annualized value of Growth Plan awards and stock options), in order to motivate executives to drive performance and shareowner value. Between 80% and 90% of each executive officer’s annual direct compensation is variable and directly dependent upon the achievement of pre- established financial goals, individual performance objectives and stock price appreciation. Executive officers also periodically receive service-based restricted unit awards as the Committee deems appropriate primarily for retention and/or succession planning purposes.

Honeywell’s executive compensation program has both short-term and long-term elements. Long-term incentive compensation (annualized Growth Plan awards and stock options) comprises approximately 65-75% of the total annual direct compensation of executive officers, of which approximately two-thirds is equity-based and one-third is cash-based.

The equity components of the executive compensation program, coupled with the Company’s stock ownership guidelines, which require officers to hold the net gain shares from option exercises and the net shares from vesting of restricted units for at least one year, ensure that a significant portion of senior executives’ wealth accumulation is not only at risk, but also tied to long-term stock price appreciation. Stock options and restricted units also create an incentive for executive officers to stay with the Company through the vesting period.

The Committee recognizes that stock price may be affected by factors other than corporate performance, such as general economic and political conditions and differing investor perspectives about market conditions, the economy and specific industries and companies. The cash-based elements of incentive compensation are designed to strike an appropriate balance by recognizing achievement of specific annual and multi-year financial objectives that are independent of fluctuations in the stock price and intended to drive sustained profitable growth. To ensure that relative performance has a direct impact on incentive compensation, the Company’s annual incentive bonus program also contains an adjustment mechanism based on earnings per share growth vs. a group of peer companies. See “Compensation Discussion and Analysis” on pages 21–33 of this proxy statement for a full discussion of the Company’s executive compensation program.

For the reasons stated above, the Board believes that the Company’s executive compensation program is performance-based and properly aligns the interests of the Company’s executives and shareowners. The Board and the Committee believe that adoption of the proposal would significantly curtail the Committee’s ability to design and administer an executive compensation program that strikes the optimal balance of short-term and long-term, cash and equity, and fixed and at risk compensation. The proposal would also inhibit the ability to maximize long-term shareowner value by motivating the achievement of Company-specific objectives tied to sustained profitable growth that establish the foundation for, but are not directly tied to, stock price appreciation.

The proposal also criticizes the Company’s overall corporate governance, relying exclusively on one organization’s subjective rating. The proposal fails to mention several significant actions taken by the Board in recent years, including amendment of the Company’s Certificate of Incorporation and By-laws to eliminate the classified structure of the Board of Directors and supermajority voting provisions, amendment of the Company’s By-laws to provide for majority voting in the election of directors and shareowner approval of poison pills, and amendment of the Company’s Corporate Governance Guidelines to provide for recoupment of incentive compensation in the event of a significant restatement of financial results. The complete text of the Company’s Certificate of Incorporation, By-laws and Corporate Governance Guidelines is posted on the Company’s website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 6—SPECIAL SHAREHOLDER MEETINGS

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 277,557 shares of Common Stock).

RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states (though not Delaware, where our company is incorporated) provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity, Vanguard, American Century and Massachusetts Financial Services are among the mutual fund companies supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the Connecticut Retirement Plans, the New York City Employees Retirement System and the Los Angeles County Employees Retirement Association, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

Special Shareholder Meetings
Yes on 6

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

Consistent with Delaware corporate law, the Company’s By-laws provide that a special meeting of shareowners may be called at any time by resolution of a majority of the authorized number of directors or by the Chief Executive Officer.

Convening a special meeting of shareowners is an expensive and time-consuming endeavor that the Board believes should only be undertaken when the Board, in the exercise of its fiduciary duties, or the Chief Executive Officer determines that there is an extraordinary matter and/or significant strategic concern that cannot wait until the next annual meeting for consideration by the Company’s shareowners.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of the Company’s overall corporate governance. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in the annual election of all directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and amended its Corporate Governance Guidelines to provide for recoupment of incentive compensation in the event of a significant restatement. The complete text of the Company’s Certificate of Incorporation and By- laws and Corporate Governance Guidelines is posted on the Company’s website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the actions described above, the Board believes that adoption of the proposal is not necessary and could be disruptive of the Company’s operations and possibly allow special interests of individual shareowners to exert undue influence.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 7—SIX SIGMA

This proposal has been submitted by Tom Webb, 1021 Ridge Road, Hamden, CT 06517 (the owner of 100 shares of Common Stock).

This proposal relates to Honeywell’s use of “Six Sigma” and “Six Sigma Plus” terminology. Significant clarification is necessary by Honeywell to adequately and accurately inform shareholders, customers, and the public of the actual basis of Honeywell’s “Six Sigma” programs. Neither “Six Sigma” or “Six Sigma Plus”, which are routinely mentioned in Honeywell supplied information, are scientifically or mathematically based on Six Sigma Statistics—as strongly implied by Honeywell.

“Six Sigma” and “Six Sigma Plus” information supplied by Honeywell, including examples, percentages, illustrations, and other data published by Honeywell as being “Six Sigma based” are actually based on 4.5 Sigma statistical data. Information published in The Wall Street Journal (and other sources) detailing 4.5 Sigma programs pretending to be “Six Sigma” should be addressed immediately. Honeywell should remove “Six Sigma” from programs that are not, in fact, Six Sigma statistically based.

The difference between a statistically based Six Sigma program and Honeywell’s “Six Sigma” programs is that Honeywell allows 1000 times more defects. Honeywell has published significant amounts of misleading “Six Sigma” and “Six Sigma Plus” data. Honeywell fails to disclose this on its website, Annual Statement, articles, publications, or customer training.

Clarification that Honeywell’s “Six Sigma” data is really 4.5 Sigma statistically based should be immediate, and prominently noted to prevent further confusion. Even Honeywell’s “Vice President Six Sigma and Operations” has been mistakenly quoted on the Honeywell website using 4.5 Sigma statistically derived information to portray Honeywell’s Six Sigma vision!

Honeywell should lead by example. Investors, customers, employees, and the general public expect accurate information from Honeywell. Describing a program or a goal to be “Six Sigma” or “Six Sigma Plus” when Honeywell is really using a 4.5 Sigma statistically based program, or using wording like “Incomparable” when it is not, are contrary to Honeywell’s “Open and Honest” communications policy.

Action Requested: Honeywell to rename Quality Programs, Training, and all other initiatives to accurately reflect the basis of these programs. Continued use of “Six Sigma” without a statistical basis should be discontinued immediately. Information provided by Honeywell needs to accurately reflect statistical rules, and not contain misleading references and implications. Honeywell’s financial group is not allowed to redefine profit and loss rules; and the Six Sigma Group’s measurements are also absolute—not subjective. Six Sigma Quality is a definition (statistically based) not open for corporate modification. No asterisks, footnotes, or additional clarifications should be necessary to determine what the information being presented really means.

Shareholders are asked to vote for accurate, statistically based Six Sigma Programs. “Six Sigma” and “Six Sigma Plus” quality systems should, in fact, be Six Sigma based! 4.5 Sigma statistically based programs currently being called “Six Sigma” or “Six Sigma Plus” by Honeywell should be accurately renamed or cease immediately.

Board of Directors’ Recommendation–The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell has not stated that we operate at a six sigma level. The terms “Six Sigma” and “Six Sigma Plus” as used by the Company refer to a structured approach to process improvement. Six Sigma methodology promotes:

•	understanding of processes through observation and data collection;

•	identification of potential ways to improve processes to reduce variation, defects and/or cycle time and to eliminate waste; and

•	use of change management techniques to ensure sustainable improvement and the sharing of best practices.

There are two types of Six Sigma tools. Statistical tools are utilized to identify sources of defects and variation, allowing us to determine which variables have the greatest impact on the process. These tools are also deployed in our product design process (and are known as “Design for Six Sigma”, or “DFSS”, in this context) to ensure that customer value is maximized and manufacturing or service delivery processes are optimized. The second category of tools is based on what are commonly known as “Lean Manufacturing” techniques. These tools distinguish value added from non-value added steps in a process. They enable the Company to develop total supply chain processes which deliver what a customer wants when they need it.

We utilize the Six Sigma approach to drive sustainable process improvement and to create greater value for our customers. Knowledge of Six Sigma terminology, tools, concepts and methodologies is the foundation for our “Enablers”—Honeywell Operating System, Velocity Product Development, and Functional Transformation—which improve performance by standardizing the way we work and helping us to do things faster. The Honeywell Operating System builds on the Company’s Six Sigma culture and identifies opportunities to share best practices and sustain exceptional performance across our supply chain and at our manufacturing plants worldwide. Velocity Product Development seeks to reduce new product introduction time by 50% within five years. Functional Transformation drives greater efficiencies and delivery of higher quality services from core support functions.

The Board believes that Honeywell is a Six Sigma company—a company that utilizes common defined terminology, tools, concepts and methodologies to drive process improvement, reduce defects and cycle time, and generate enhanced value for our customers. Accordingly, the Board believes that this proposal is without merit and strongly recommends against its adoption.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Key Corporate Governance Documents

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the Securities and Exchange Commission. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareowner Proposals for 2008 Annual Meeting

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2008 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company’s offices no later than the close of business on November 12, 2007. Proposals submitted thereafter will be opposed as not timely filed.

•

If a shareowner intends to present a proposal for consideration at the 2008 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 24, 2007 and not later than January 23, 2008. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2007 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors, Thomas F. Larkins Vice President and Corporate Secretary

March 12, 2007

EXHIBIT A

2007 HONEYWELL GLOBAL EMPLOYEE STOCK PLAN

Section 1. Purpose of the Plan

The purpose of this 2007 Honeywell Global Employee Stock Plan (the “Plan”) is to provide certain corporate procedures and uniform rules for broad-based equity incentive plans and arrangements to be maintained by Honeywell International Inc. (the “Company”) and its Affiliates for non-U.S. operations.

Section 2. Definitions

(a) “Administrator” means the Company’s Senior Vice President—Human Resources and Communications.

(b) “Affiliate” means any plant, branch, location, operation, division or subsidiary of the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(e) “Effective Date” means January 1, 2007, except that purchases of Common Stock effected before the 2007 Annual Meeting of the Company’s shareowners in accordance with any Sub-plan shall be deemed to have been ratified by the approval, if received, of this Plan at the 2007 Annual Meeting of the Company’s shareowners.

(f) “Eligible Employees” means those full-time or part-time employees or statutory directors employed by an Employer outside the United States of America on or after the Effective Date.

(g) “Employer” means the Company and any Affiliate that is authorized to, and that elects to, participate in a Sub-plan.

(h) “Participant” means an Eligible Employee who participates in a Sub-plan.

(i) “Sub-plan” means a plan, program, scheme or arrangement maintained or adopted by an Employer to provide equity incentives for Eligible Employees.

Section 3. Share Limitation

The maximum number of shares of Common Stock that are available in the aggregate pursuant to Sub-plans adopted hereunder is 4 million shares. Such shares may be either authorized but unissued shares, shares purchased on the market, treasury shares or any combination of the foregoing. Shares offered but not in fact delivered pursuant to a Sub-plan, shares delivered to, but subsequently forfeited by, a Participant, and shares subject to grants, awards or incentives that are settled in cash rather than the delivery of shares, shall not count against such limit.

Section 4. Terms and Conditions to be Set Forth in Sub-plans

All shares delivered pursuant to the Plan shall be delivered in accordance with the terms and conditions of a Sub-plan. Each Sub-plan shall be set forth in writing and shall be listed on Schedule A. Each Sub-plan shall permit participation by a specified group of Eligible Employees, a substantial majority of whom shall not be executive employees on terms and conditions that do not materially favor executive employees. Each Sub-plan shall include such additional terms and conditions as the Employer, the Administrator and the Chief Executive Officer of the Company (or his delegate) shall determine to be necessary or appropriate to accomplish the purposes thereof consistent with the terms hereof. In the event of any inconsistency between the terms of any Sub-plan and the terms hereof, the terms hereof shall govern.

Section 5. Payment for Shares

Each Sub-plan shall require that payment for shares to be delivered pursuant to a Sub-plan shall be made in such form and in such amounts as are required by applicable law and the rules and regulations of any exchange or regulatory agency having authority in the manner.

Section 6. Dividends and Voting Rights

No Participant shall have any rights with respect to any shares to be delivered pursuant to any Sub-plan unless and until such shares are deemed to be issued, outstanding and owned by such Participant for purposes of such Sub-plan, as determined by the Administrator in his absolute discretion.

Section 7. Administration

The Plan and each Sub-plan shall be administered by the Administrator and/or by such person or persons (including any employee or director of the Company or an Affiliate) duly appointed by the Administrator and having such powers as shall be specified by the Administrator, or in the case of a Sub-plan, as provided in such Sub-plan. The Administrator or his delegates shall have the authority, consistent with the Plan and each Sub-plan, to interpret the Plan and each Sub-plan (including, without limitation, any schedules or appendices attached hereto), to adopt, amend, and rescind rules and regulations for the administration of the Plan and such Sub-plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding and conclusive for all purposes under the Plan and such Sub-plan. No employee of the Company or an Affiliate to whom any duty or power relating to the administration or interpretation of the Plan or any Sub- plan has been delegated shall be liable for any action, omission or determination relating to the Plan or any Sub-plan and the Company shall indemnify and hold harmless each such employee against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan or any Sub-plan, unless, in either case, such action, omission or determination was taken or made by such employee in bad faith and without reasonable belief that it was in the best interests of the Company.

Section 8. Amendment or Termination

(a) Amendment. The Plan (including, without limitation, Schedule A attached hereto) may be amended at any time and from time to time by the Chief Executive Officer of the Company (or his delegate) without the approval of shareowners of the Company; provided further that no revision to the Plan will be effective until the amendment is approved by the shareowners of the Company if such approval is required by the rules of the New York Stock Exchange. No amendment of the Plan made without the Participant’s written consent may adversely affect any right of a Participant with respect to contributions paid or shares of Common Stock purchased or held under the Plan unless such amendment is necessary to comply with applicable law.

(b) Termination. The Plan will terminate upon the earlier of the following dates or events to occur (i) the adoption of a resolution of the Chief Executive Officer of the Company terminating all Sub-plans with respect to all of the then Employers and (ii) the 10th anniversary of the Effective Date.

Section 9. Governing Law

The Plan and its provisions shall be construed in accordance with the laws of the State of Delaware, United States of America, except to the extent otherwise required by the laws of the applicable local jurisdiction.

Section 10. Anti-Dilution

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of available under the Plan and under each Sub-plan shall be appropriately adjusted by the Administrator.

Each award or other right made pursuant to a Sub-plan shall be subject to adjustment as provided in this paragraph, except to the extent inconsistent with the requirements of applicable law. Unless otherwise provided in a Sub-plan, subject to any required action by the shareholders of the Company, in the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change or other change relating to the capitalization of the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to, or other terms and conditions of, any such award or right that is outstanding at the time of such event, including without limitation the cancellation or replacement of such award or right.

Except as expressly provided in the Plan or in any Sub-plan, no Participant shall have any rights by reason of any event described in this Section.

Section 11. Shareowner Approval

Notwithstanding anything in the Plan to the contrary, the Plan is effective as of the Effective Date, subject to the approval of the Plan by the Company’s shareowners at the Company’s 2007 Annual Meeting of Shareowners in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

SCHEDULE A

List of Sub-plans as of January 1, 2007

•	Global Employee Stock Purchase Plan

•	UK Sharebuilder Plan

•	Honeywell International Technologies Employees Share Ownership Plan (Ireland)

•	Honeywell Measurex (Ireland) Limited Group Employee Profit Sharing Scheme

•	Honeywell Ireland Software Employees Share Ownership Plan

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

• From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

APPENDIX I

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.
HONEYWELL INTERNATIONAL INC. 101 COLUMBIA ROAD MORRISTOWN, NJ 07962	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Honeywell Internationa Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Honeywell International Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HNWEL1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HONEYWELL INTERNATIONAL INC.

1	.	Election of Directors:
		The Board of Directors recommends a vote "FOR"						The Board of Directors recommends a vote "FOR"
		Nominees (A) through (L).						Proposals (2) and (3).
				For	Against				For	Against	Abstain
A.		Gordon M. Bethune		0	0	2	.	Approval of Independent Accountants	0	0	0
B.		Jaime Chico Pardo		0	0	3	.	2007 Honeywell Global Employee Stock Plan	0	0	0
C.		David M. Cote		0	0
D.		D. Scott Davis		0	0			The Board of Directors recommends a vote "AGAINST"
E.		Linnet F. Deily		0	0			Proposals (4) through (7).
F.		Clive R. Hollick		0	0				For	Against	Abstain
G.		James J. Howard		0	0	4	.	Recoup Unearned Management Bonuses	0	0	0
H.		Ivan G. Seidenberg		0	0	5	.	Performance Based Stock Options	0	0	0
I.		Bradley T. Sheares		0	0	6	.	Special Shareholder Meetings	0	0	0
J.		Eric K. Shinseki		0	0	7	.	Six Sigma	0	0	0
K.		John R. Stafford		0	0
L.		Michael W. Wright		0	0
				0	0
For Address Changes/Comments, please check this box and write them on the back where indicated					0
				Yes	No
Please indicate if you plan to attend this meeting				0	0

(Signature [PLEASE SIGN ON LINE]			Date)			(Signature [Joint Owners]			Date)

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

• From Rte. 80 (East or West) and Rte. 287 South:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East
— Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510
West — Morristown), which exits onto Columbia Road.
At second traffic light, make left into Honeywell.

• From Rte. 287 North: Take Rte. 287 North to Exit 37
(Rte. 24 East — Springfield). Follow Rte. 24 East to Exit
2A (Rte. 510 West — Morristown), which exits onto
Columbia Road. At second traffic light, make left into
Honeywell.

• From Newark International Airport: Take Rte. 78 West
to Rte. 24 West (Springfield — Morristown). Follow Rte.
24 West to Exit 2A (Rte. 510 West — Morristown), which
exits onto Columbia Road. At second traffic light, make
left into Honeywell.

PROXY
HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 23, 2007

     The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 23, 2007, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

     Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, James J. Howard, Ivan G. Seidenberg, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 - 7. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 22, 2007.

     This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 23, 2007 by persons who participate in the Honeywell Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 19, 2007.

     By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 23, 2007, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

     Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, James J. Howard, Ivan G. Seidenberg, Bradley T. Sheares, Eric K. Shinseki, John R. Stafford, Michael W. Wright.

     IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 - 7. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

APPENDIX II

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

This is a NOTIFICATION of the:

2007 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners.

MEETING DATE: April 23, 2007

Voting Direction Information
This email represents your shares in the following account(s) as of the record date, February 23, 2007:

NAME
-----------------------------------------
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - MACK TRUCKS UAW 401K	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - OLD COMMON	123,456,789,012.00000
HONEYWELL INTL - GLOBAL PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000
HONEYWELL INTL - ALLIED SIGNAL	123,456,789,012.00000
HONEYWELL INTL - ASTOR LIMITED	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901

Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone votes are accepted until 11:59 pm (EST) on April 22, 2007 (please note that the cutoff for Honeywell Savings Plan voting is 5 pm (EST) on April 19, 2007).

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903. You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT

The proxy statement, as well as the Annual Report, can also be found at the following Internet site(s):

ANNUAL REPORT/10-K
http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-reportsAnnual

PROXY STATEMENT
http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)